As filed with the Securities and Exchange Commission on October 15, 2007

                                                             File No. 333-146014


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 1 TO FORM SB-2



                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        TETRAGENEX PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in our Charter)


           DELAWARE                          0-2834                22-3781895
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)       I.D No.)

                           1 MAYNARD DRIVE, SUITE 105
                          PARK RIDGE, NEW JERSEY 07656
                                 (201) 505-1300

                                 Martin Schacker
              Chairman of the Board and Co-Chief Executive Officer
                           1 Maynard Drive, Suite 105
                          Park Ridge, New Jersey 07656
            (Name, address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:

                               Gersten Savage LLP
                             Arthur S. Marcus, Esq.
                              600 Lexington Avenue
                             New York, NY 10022-6018

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE


                                                                                  PROPOSED
                                                                                   MAXIMUM      PROPOSED
                                                                    AMOUNT TO      OFFERING      MAXIMUM     AMOUNT OF
                                                                        BE        PRICE PER    AGGREGATE   REGISTRATION
                                                                    REGISTERED(1)   SHARE      OFFERING        FEE(2)
                                                                    ---------------------------------------------------
Common stock of the registrant, par value $.001 per share(3)            148,184      $1.50    $   222,276     $  6.82
Common stock of the registrant, par value $.001 per share(4)          5,000,000      $1.50    $ 7,500,000     $230.25
Common stock of the registrant issuable upon the exercise of             62,500      $1.00    $    62,500     $  1.92
  Warrants(5)
Common stock of the registrant issuable upon the exercise of             22,444      $6.00    $   134,664     $  4.13
  Warrants(6)
Common stock of the registrant issuable upon the exercise of          1,030,000      $1.30    $ 1,339,000     $ 41.11
---------------------------
 Bruce J. Bergman, Esq.


 /s/ William T. Comer, Ph.D
Common stock of the registrant issuable upon the exercise of          3,700,000      $1.00    $ 3,700,000     $113.59
  Options(8)
                                                                      ------------------------------------------------
  Total                                                               9,963,128      $0.00    $12,958,440     $397.82
                                                                      ================================================


(1) Plus the number of additional shares which may be issued by reason of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act.

(3) Represents shares of our common stock being registered for the benefit of the holders. We have based the fee calculation on the maximum offering price of the proposed offering.

(4) Represents shares of Common Stock being offered on a "best efforts" basis for the Company's benefit.

(5) Consists of 62,500 shares of Common Stock issuable upon the exercise of Warrants, exercisable at $1 per share, expiring November 2009.

(6) Consists of 22,444 shares of Common Stock issuable upon the exercise of Warrants, exercisable at $6 per share, expiring November 2011.

(7) Consists of 1,030,000 shares of Common Stock issuable upon the exercise of Warrants, exercisable at $1.30 per share, expiring July 2012.

(8) Consists of 3,700,000 shares of the Company's common stock issuable upon the exercise of options at a price of $1 per share, expiring July 2017.


We will not receive proceeds from the resale of shares of common stock sold by the selling shareholders. We may receive proceeds from the exercise of the warrants and/or options if and to the extent that any of the warrants/options are exercised by the selling shareholders. We are offering the 5,000,000 shares of common stock on a best efforts basis at a fixed price between $0.50 and $0.75 per share, and accordingly, we would receive gross proceeds of up to $2,500,000, assuming sales at $0.50 per share, or up to $3,750,000, assuming sales at $0.75 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 5,000,000 shares of common stock pursuant to the best efforts offering and any proceeds received from the exercise of the warrants and/or options for the purpose of performing one or more clinical trials on our lead compound nemifitide and for working capital.


We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


                  SUBJECT TO COMPLETION, DATED OCTOBER 15, 2007



PRELIMINARY PROSPECTUS


                        TETRAGENEX PHARMACEUTICALS, INC.

                             SHARES OF COMMON STOCK


This prospectus relates to the sale by certain selling shareholders of up to 4,963,128 shares of our common stock in connection with the sale of: (a) up to 148,184 shares of our common stock which were issued in connection with several different private offerings since inception (b) up to 1,114,944 shares of our common stock which may be issued upon the exercise of warrants issued in connection with various private offerings and issuances to consultants, and (c) of up to 3,700,000 shares of our common stock which may be issued upon the exercise of options in connection with the Board of Director's unanimous consent in July 2007pursuant to which stock options were issued to officers, directors and employees of the Company. This prospectus also relates to the sale of up to 5,000,000 shares of our common stock that we are offering on a best efforts basis for up to ninety (90) days following the date of this Prospectus at a fixed price between $0.50 and $0.75.


Because part of this offering is being done on a best-efforts basis and there is no minimum number of shares that must be sold by us during the 90-day selling period, we may receive little or no proceeds if we are not successful in selling the shares. Our employees, officers or directors, may sell shares in the best efforts offering. None of our employees, officers or directors are registered broker-dealers; they will not receive a commission or other compensation for shares sold by them.

We will not receive any of the proceeds from shares sold by selling stockholders. We may receive proceeds from the exercise of the warrants and/or options if and to the extent that any of the warrants/options are exercised by the selling shareholders. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold.


Our common stock is traded on the OTC Bulletin Board under the symbol "TTRX." On October 9, 2007, the closing price of our common stock was $.51 per share. There is currently a limited market in our common stock, and we do not know whether an active market in our common stock will develop.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE "RISK FACTORS" DETAILED ON PAGE 6 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is October , 2007

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
GENERAL.......................................................................1

PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................6

USE OF PROCEEDS..............................................................13

DETERMINATION OF OFFERING PRICE..............................................14

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS............................14

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS...................................................14

BUSINESS.....................................................................20

DESCRIPTION OF PROPERTY......................................................32

LEGAL PROCEEDINGS............................................................33

MANAGEMENT...................................................................33

EXECUTIVE COMPENSATION.......................................................37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................44

DESCRIPTION OF SECURITIES....................................................45

SHARES ELIGIBLE FOR FUTURE RESALE............................................48

SELLING SECURITY-HOLDERS.....................................................48

PLAN OF DISTRIBUTION.........................................................51

LEGAL REPRESENTATION.........................................................53

EXPERTS......................................................................53

TRANSFER AGENT...............................................................53

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES.............................................................53

WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................53

                                                                           Page
                                                                           ----
FINANCIALS..................................................................  55

INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................II-1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.................................II-2

RECENT SALES OF UNREGISTERED SECURITIES.....................................II-2

EXHIBITS....................................................................II-5

UNDERTAKINGS................................................................II-6

SIGNATURES..................................................................II-8


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                     GENERAL

As used in this Prospectus, references to "the Company," "we," "our," "ours" and "us" refer to Tetragenex, Inc., unless otherwise indicated. References to "Tetragenex" refer to Tetragenex, Inc. In addition, references to our "financial statements" are to our consolidated financial statements except as the context otherwise requires.

                               PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus.

THE COMPANY

WHERE YOU CAN FIND US

Our principal executive offices are located at 1 Maynard Drive, Suite 105, Park Ridge, New Jersey 07656. Our telephone number is (201) 505-1300. Our facsimile number is 201 505-1501. Our website address is www.tetragenex.com

CORPORATE BACKGROUND

Tetragenex Pharmaceuticals, Inc. ("Tetragenex"), headquartered in Park Ridge, New Jersey, was a wholly owned subsidiary of Innapharma, Inc ("Innapharma"). Innapharma was founded in 1989 in the state of Delaware as a biopharmaceutical company that discovers, develops and intends to commercialize proprietary pharmaceutical products that treat serious diseases for which current therapies are inadequate.

Effective November 24, 2004, Innapharma merged with and into Tetragenex pursuant to an Agreement and Plan of Merger (the "Merger Agreement"). Innapharma was merged with and into Tetragenex upon confirmation of Innapharma's proposed Plan of Reorganization as filed with the United States Bankruptcy Court for the Eastern District of New York on February 19, 2004 (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Innapharma were converted or canceled in the manner provided by the Merger Agreement, which generally provided for a conversion of four shares of common stock of Innapharma into one share of common stock of Tetragenex and reciprocal terms for the conversion of securities exercisable for common stock of each company, the separate corporate existence of Innapharma ceased, and Tetragenex continued as the surviving corporation in the Merger.

OUR BUSINESS

Although we have several product candidates in different stages of development for the treatment of various categories of disease, our major focus is on our lead antidepressant compound, nemifitide. In double blind, placebo-controlled clinical trials, nemifitide has shown a rapid and robust onset of action after 10-14 days of treatment (10-15 subcutaneous injections) with lasting benefits of approximately four months following treatment. Nemifitide is well tolerated, without any current evidence of significant side effects as compared to the current drugs that are used in the treatment of major depressive disorder.

We have conducted extensive testing of nemifitide in both animals (preclinical) and human (clinical) studies over the last ten years. Early preclinical animal studies demonstrated the powerful potential of nemifitide as a treatment for human patients suffering from depression. These preclinical results have been supported by the clinical studies that we have conducted in over 500 subjects in which nemifitide were administered to over 400 subjects. In January 2003, we were conducting Phase 2 clinical trials (studies in depressed patients), in order to demonstrate proof-of-principle in patients. At that time, results of a 3-month toxicology study performed by Huntingdon Life Sciences, Inc. ("Huntingdon") wherein dogs, in accordance with the requirements of the Food & Drug Administration (the FDA), were given extremely high daily doses of nemifitide over a 3-month period (the "Dog Study"), became available. After three months, a customary sacrifice of certain dogs was performed. This study found brain and muscle lesions in the dogs. We notified the FDA and all human clinical trials were placed on hold by the FDA. We then engaged a panel of leading scientists in the field of neurotoxicology, neuropathology and regulatory affairs to evaluate all of the data and to address the feasibility of resolving the clinical hold. Following a recommendation from the FDA, the Tetragenex scientific team implemented two additional animal studies consisting of one primate study and one dog study. The independent expert panel thought that these studies would generate appropriate data for the FDA to address and remove the clinical hold. These studies are now completed. In the new dog study with a more sophisticated evaluation of the target organs, there was less toxicity observed than with the previous study with an improved risk-benefit safety profile. The primate study, with similar sophisticated evaluation, did not show any treatment-related toxicity due to nemifitide at any of the doses investigated, which would suggest species specificity to the dog. The FDA confirmed on March 29, 2006, that they had completed their review of the Company's complete response to the clinical hold and that the clinical hold had been lifted. This permits the Company to re-enter human clinical trials.

FUTURE PROSPECTS

Since 1994, the Company and its predecessor Innapharma, have raised in excess of $75 million in private financing. The most recent human placebo-controlled, multi-center, proof-of-principle studies, which were ongoing prior to the clinical hold, have provided the strongest evidence to date of the efficacy in humans. We intend to raise additional funds to complete Phase 3 clinical trials either via the private or public markets; however, we may be unable to raise additional financing. Simultaneously we will pursue licensing opportunities. This would enable us to complete the two pivotal trials necessary to potentially have our compound approved by the FDA. We believe that nemifitide represents a new treatment paradigm for the treatment of depression and would fulfill an unmet need in this major therapeutic area.

We intend to bring on additional scientists for the purpose of evaluating old drugs that are either off patent or have little or no sales for the purpose of restructuring those compounds for other indications. We also have several candidates for the treatment of cancer and treatment resistant bacteria that we intend to move into human clinical trials as the company's financial situation dictates.

BANKRUPTCY

In light of the results of the Dog Study and the difficult financial market conditions at the time, which had hampered our fund-raising efforts, on April 15, 2003, we filed for protection under Chapter 11 of the United States Bankruptcy Code. At or about the time of the filing, we took measures to drastically reduce our monthly overhead and other costs, which included terminating non-essential employees, rehiring some employees as consultants, and deferring salaries of all remaining employees. We closed our Florida office that year but continue to maintain our headquarters in Park Ridge, New Jersey, with small satellite offices in San Diego, California, and Melville, New York.

From the filing of the bankruptcy to November 2004, we filed a plan, negotiated settlements with both the creditor's committee and the preferred shareholders and got our plan of reorganization confirmed in Bankruptcy Court in the Eastern District with an effective date of November 26, 2004.

Simultaneously, while emerging from bankruptcy, we had an initial closing of a private placement of our securities. The funds were raised through a Regulation D private placement.

FINANCIAL CONDITION

As of the date of the filing, we currently have approximately $1 million in liquid funds available to us. Our current core burn rate is approximately $85,000 per month. Future funds will be derived from additional sales of our common stock in the public or private markets and/or a licensing agreement with a pharmaceutical company as well as the continuing sales of our state tax losses through the New Jersey Development Plan. Our only long-term debt consists of a $1.8 million convertible note payable to the former holders of our Preferred D securities in April 2009.

THE OFFERING

SHARES OUTSTANDING PRIOR TO OFFERING

15,926,126 shares of Common Stock, $0.001 par value.

COMMON STOCK OFFERED BY SELLING SECURITY HOLDERS

This prospectus relates to the resale by certain selling shareholders of up to 4,963,128 shares of our common stock in connection with the sale of: (a) up to 148,184 shares of our common stock which were issued in connection with several different private offerings since inception (b) up to 1,114,944 shares of our common stock which may be issued upon the exercise of warrants issued in connection with various private offerings and issuances to consultants, and (c) up to 3,700,000 shares of our common stock which may be issued upon the exercise of options in connection with the Board of Director's unanimous consent in July 2007 which issued stock options to officers, directors and employees of the Company.

The selling shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling shareholders will pay all brokerage commissions and discounts attributable to the sale of the shares plus brokerage fees. We are responsible for all other costs, expenses and fees, including legal, accounting and miscellaneous fees incurred of approximately $25,000 in registering the shares offered by this Prospectus. Selling shareholders will pay no offering expenses.

USE OF PROCEEDS


We will not receive proceeds from the resale of shares of common stock by the selling shareholders. We may receive proceeds from the exercise of the warrants/options if and to the extent that any of the warrants/options are exercised by the selling shareholders. We are offering the 5,000,000 shares of common stock on a best efforts basis at a fixed price between $0.50 and $0.75 per share, and accordingly we would receive gross proceeds of up to $2,500,000, assuming sales at $0.50 per share, or up to $3,750,000, assuming sales at $0.75 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 5,000,000 shares of common stock pursuant to the best efforts offering for the purpose of performing one or more clinical trials on our lead compound nemifitide. We believe that this may aid us in our efforts to secure a licensing. There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.


RISK FACTORS

An investment in our common stock involves a high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us. Such risks include special risks concerning us and our business. See "RISK FACTORS."

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

THE FOLLOWING TABLE PRESENTS SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA AND HAS BEEN DERIVED FROM OUR AUDITED FINANCIAL STATEMENTS FOR THE TWO-YEAR PERIOD ENDED DECEMBER 2005 AND 2006 AND THE SIX MONTH PERIODS ENDING JUNE 30, 2007 AND 2006 THE INFORMATION BELOW SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL AND OTHER DATA," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO OUR FINANCIAL STATEMENTS, EACH OF WHICH IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS.


                                                        2005          2006
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                                      0              0
Total Costs and Expenses                             (2,999,820)   (12,116,605)
Loss from Operations                                  2,969,639     12,095,996
Interest Income(expense)-net                             30,181        (35,705)
Net (loss)                                           (2,964,000)   (11,780,718)

CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents                              1,966565      1,965,960
Working Capital                                       2,273,702      1,965,960
Total Assets                                          2,754,051      2,412,329
Long-Term Debt                                        1,882,362      1,882,362
Total Stockholders Equity                                67,812       (464,194)



            FOR THE PERIOD ENDING JUNE 30               2006          2007
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues                                                      0              0
Total Costs and Expenses                             (1,013,736)    (1,655,828)
Loss from Operations                                  1,653,339      1,000,798
Interest Income(expense)-net                              2,489         12,938
Net (loss)                                           (1,653,339)    (1,000,798)

CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents                             2,642,594      1,200,826
Working Capital                                       2,642,594      1,200,826
Total Assets                                          3,107,781      1,676,550
Long-Term Debt                                        1,882,362      1,882,362
Total Stockholders Equity                               408,091     (1,345,015)

                                  RISK FACTORS

                                  GENERAL RISKS

The securities offered hereby involve a substantial risk of loss. Prospective investors should carefully consider the risks and uncertainties described below before making an investment in our securities. The risks and uncertainties described below are those which management currently believes may significantly affect us.

                          RISKS RELATED TO OUR BUSINESS

IF WE OR ANY OF OUR POTENTIAL COLLABORATORS ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

We currently have no sales, marketing or distribution capabilities. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities, or establish collaborations or other arrangements with third parties to perform these services. We intend to rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market our products in both the United States and foreign markets. We may not be able to establish distribution capabilities or relationships with third parties on acceptable terms, if at all. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

We have entered into preliminary discussions with several international pharmaceutical companies, pursuant to which such companies may license the rights to market and distribute nemifitide in consideration of royalty and milestone payments.

IF WE ARE UNABLE TO RAISE ADEQUATE FUNDS IN THE FUTURE, WE WILL NOT BE ABLE TO CONTINUE TO FUND OUR OPERATIONS, RESEARCH PROGRAMS, PRECLINICAL TESTING AND CLINICAL TRIALS TO DEVELOP OUR PRODUCTS.

The process of advancing our product candidates to later stages of development will require significant additional expenditures, including preclinical testing, clinical trials and obtaining regulatory approval. As a result, we will require additional financing to fund our operations. We do not know whether additional financing will be available when needed, or, if available, whether we will obtain financing on terms favorable to us. We have expended substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our research and development activities. Our management believes that additional financing coupled with the existing cash and anticipated cash flow from future collaborations, if any, will be sufficient to support our current operating plan to the commercialization of nemifitide. However, management has based this estimate on assumptions that may prove to be wrong. Our future funding requirements will depend on many factors, including, but not limited to:

     o The progress and success of preclinical and clinical trials of our product candidates, in particular, nemifitide;

     o    The progress and number of research programs in development;

     o    The costs and timing of obtaining regulatory approvals;

     o    Our ability to establish, and the scope of, strategic  collaborations;
          and

     o The costs and timing of obtaining, enforcing and defending our patents and intellectual property rights.

WE MAY BE DEPENDENT UPON COLLABORATIVE ARRANGEMENTS TO DEVELOP AND COMMERCIALIZE SOME OF OUR PRODUCT CANDIDATES. THESE COLLABORATIVE ARRANGEMENTS MAY PLACE THE DEVELOPMENT OF OUR PRODUCT CANDIDATES OUTSIDE OF OUR CONTROL AND MAY DELAY THE DEVELOPMENT OF OUR PRODUCT CANDIDATES, IT MAY REQUIRE US TO RELINQUISH IMPORTANT RIGHTS OR HAVE UNFAVORABLE TERMS FOR US.

Dependence on collaborative arrangements will subject us to a number of risks. We may not be able to control the amount and timing of resources our collaborative partners devote to the product candidates. In the event that such collaborative partners do not dedicate sufficient resources or act in an expedient manner, it could result in delays in the commercialization of our product candidates.

Should a collaborative partner fail to develop or commercialize a compound or product to which it has rights from us, we may not receive any future milestone payments and will not receive any royalties associated with such a compound or product. Business combinations or significant changes in a collaborative partner's business strategy may also adversely affect a partner's willingness or ability to fulfill our obligations under the collaborative arrangement. Failure to enter into additional collaborative agreements on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT OBTAIN REGULATORY APPROVAL TO MARKET PRODUCTS IN THE UNITED STATES AND FOREIGN COUNTRIES, WE WILL NOT BE ABLE TO ACHIEVE SUFFICIENT REVENUE TO BECOME PROFITABLE.

We may encounter delays or difficulties in our clinical trials of nemifitide, which may delay or preclude regulatory approval of nemifitide. If clinical trials or pre-market approval applications for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines. Before obtaining such a regulatory approval for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. We must also prepare and submit pre-market approval applications, based on data from this testing and these trials to appropriate regulatory authorities. Conducting clinical trials and preparing and submitting pre-market approval applications are lengthy, time-consuming and expensive processes. Failure can occur at any stage in the process. Even if we are able to achieve success in our clinical trials of nemifitide and our preclinical testing of our other product candidates, we must provide the FDA and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products in human patients before they can be approved for commercial sale. Failure to obtain regulatory approval will prevent commercialization of our products. This in turn will result in little or no revenue to us.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product that we are developing, or wish to develop. A pharmaceutical product cannot be marketed in the United States until we have completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources.

If regulatory clearance of a product is granted, this clearance will be limited to those particular disease states and conditions for which the product is demonstrated through clinical trials to be safe and effective. We cannot ensure that any compound developed by it, alone or with others, will prove to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

WE MAY CHOOSE TO, OR MAY BE REQUIRED TO, SUSPEND, REPEAT OR TERMINATE OUR CLINICAL TRIALS IF THEY ARE NOT CONDUCTED IN ACCORDANCE WITH REGULATORY REQUIREMENTS OR THE RESULTS ARE INCONCLUSIVE.

In April 2003 a routine dog study showed brain and muscle lesions in the dogs. This resulted in nemifitide being placed on clinical hold pending additional data. After completing and additional dog study and a primate study, we were able to obtain a removal of the clinical hold by the FDA. We may encounter difficulties in obtaining a licensing agreement with a pharmaceutical company because of the fear of additional problems with the FDA or a negative perception placed on us because of the previous problem. Additionally, investors may be reluctant to invest in our Company in the future due to the fear of additional FDA issues resulting from the dog study or future studies.

Completion of clinical trials may take several years or more. Our commencement and rate of completion of clinical trials, and our submission of pre-market approval applications, may be delayed by many factors. We or the FDA might delay or put our clinical trials of a product candidate on hold for various reasons; including but not limited to the following:

     o    lack of efficacy during the clinical trials;

     o serious safety issues occur during clinical trials, which will cause delay in the clinical program even though they may be due to patient medical problems and may not be related to clinical trial treatments; and

     o    unforeseen side effects;

     o difficulties in recognizing technical or laboratory data and clinical data;

     o an inability to enroll a sufficient number of patients in the clinical trials;

     o the time required to determine whether the product candidate is effective may be longer than expected;

     o The product candidate may not appear to be more effective than current therapies;

     o uncertainties with or actions of our collaborative partners or suppliers; and

     o    government or regulatory delays.

The process of obtaining and maintaining regulatory approvals for new therapeutic products are lengthy, expensive, and uncertain. Clinical trials must be conducted in accordance with the FDA's guidelines, which are subject to oversight by the FDA and institutional review boards at medical institution and many require large numbers of test patients. Patient enrollment is as where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under the FDA's Good Manufacturing Practices, function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments. Accordingly, our current product candidates or any of our future product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval, which could reduce revenue and delay or terminate the potential commercialization of nemifitide.

Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, or criticisms which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the clinical trials, questions about data integrity and changes in regulatory policy during the period of product development. Any delays in, or termination of, our clinical trials or clinical trials of our collaborative partners or suppliers will adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability of nemifitide.

SIGNIFICANT UNWANTED SIDE EFFECTS ATTRIBUTABLE TO NEMIFITIDE OR ANY OF OUR OTHER PRODUCT CANDIDATES MAY RESULT IN GOVERNMENTAL AUTHORITIES IMPOSING ADDITIONAL REGULATORY REQUIREMENTS AND A NEGATIVE PUBLIC PERCEPTION OF OUR PRODUCTS.

Significant unwanted side effects attributable to nemifitide or any of our other product candidates may result in governmental regulation and potential regulatory delays relating to the testing and approval of nemifitide and our other product candidates. The commercial success of nemifitide and our other product candidates will depend in part on public acceptance of our new antidepressant therapies. Public attitudes may be influenced by claims that antidepressants are unsafe or result in a significant number of side effects, which could result in nemifitide not being accepted by the public or the medical community. Negative public reaction could also result in greater government regulation and stricter clinical trial oversight.

Nemifitide has been administered to over 400 subjects to date without any current evidence of significant side effects reported. The most significant side effect observed to date has been an allergic reaction in one patient. All other side effects listed have been minimal and non-serious. This is in marked contrast to all other currently administered antidepressant therapeutics, which often causes significant short and long-term side effects including sexual dysfunction (which includes impotence and loss of libido).

WE HAVE A HISTORY OF LITTLE OR NO REVENUE AND HAVE EXPERIENCED NET LOSSES, WHICH WE EXPECT TO CONTINUE FOR AT LEAST SEVERAL YEARS. WE WILL NOT BE PROFITABLE UNLESS WE DEVELOP, AND OBTAIN REGULATORY APPROVAL FOR AND MARKET ACCEPTANCE OF, OUR PRODUCT CANDIDATES.

Due to the lack of any products that currently generate revenue and the significant research and development expenditures required to develop our primary product candidate, nemifitide, and to identify new product candidates, we have not been profitable and have generated operating losses since the Company was incorporated in 1989. At December 31, 2005, we had an accumulated deficit of approximately $96,448,713. We had losses of approximately $2,995,507 for the year ended December 31, 2005 and thus had an accumulated deficit of $99,412,714 at December 31, 2006. Through the first 6 months of 2007, the Company had losses of approximately $1,177,087, with an accumulated deficit of $102,439,295. Although we have taken significant steps to curtail costs, we expect to incur losses for at least the next several years and expect that these losses may increase as we continue to expand our research and development activities. We expect that this trend will continue until we develop, and obtain regulatory approval and market acceptance of, our product candidates.

DESPITE EMERGENCE FROM BANKRUPTCY, WE MAY SUFFER FROM NEGATIVE PERCEPTION.

The filing of bankruptcy by a Company often is perceived negatively by the investment community, future creditors of the Company and potential strategic partners. After emerging from bankruptcy, investors may be reluctant to invest in us. Since we will require additional financing, this reluctance may make it more difficult to obtain future financing or may cause investors to seek more favorable terms for future investments, which could result in greater dilution to existing stockholders.

Also, creditors may require larger up-front payments and shorter payment terms than those traditionally offered to us or may not extend credit to us. In addition, potential strategic partners may be reluctant to enter into collaborate arrangements with us. The failure to raise additional capital, to obtain competitive credit arrangements and to enter into collaborate arrangements could have a material adverse effect on our operations and financial condition. In connection with our emergence from bankruptcy we converted $7.25 million of Class D preferred shares into $2.6 million of long-term debt and $1.2 million of short-term debt. A portion of the short-term debt was converted into the Company's common shares and the balance paid in cash. Approximately 30% of the long-term debt was converted into common stock and a balance of approximately $1.8 million plus three interest remains and are payable in April 2009.

If  there  are  significant   exercises  of  warrants  and/or  options  existing
stockholders will experience dilution in the percentage of common stock held by them.

The exercise of the outstanding warrants and options may have a dilutive impact on the percentage of our common stock held by our shareholders. In addition, such exercise will result in additional shares being issued which could cause a decline in our stock price. The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

IF THIRD PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR ANY PRODUCTS WE DEVELOP, OUR ABILITY TO DERIVE REVENUES WILL SUFFER.

Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third-party payors will pay for our products. Reimbursement for newly approved health-care products is uncertain. In the United States and elsewhere, third-party payors, such as Medicare, are increasingly challenging the prices charged for health-care products and services. Government and other third-party payors are increasingly attempting to contain health-care costs by limiting both coverage and the level of reimbursement for therapeutic products. In the United States, a number of legislative and regulatory proposals aimed at changing the health-care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on pharmaceutical pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts, including those related to Medicare payments, may have on our business, the announcement and/or adoption of such proposals or efforts could increase our costs and reduce or eliminate profit margins. Third-party insurance coverage may not be available to patients for any products we discover or develop. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced. In various foreign markets, pricing or profitability of medical products is also subject to governmental control.

IF WE CANNOT DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, OR IF OUR PRODUCTS OR TECHNOLOGIES ARE FOUND TO INFRINGE PATENTS OF THIRD PARTIES, OR IF WE ARE NOT ABLE TO OBTAIN PATENTS FOR OUR NEW TECHNOLOGIES, WE COULD BECOME INVOLVED IN LENGTHY AND COSTLY LEGAL PROCEEDINGS THAT COULD ADVERSELY AFFECT OUR SUCCESS.

Our success depends in part on our ability to obtain patents or trademarks or rights to patents or trademarks, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights both in the United States and foreign countries. Accordingly, patents and other proprietary rights are an essential element of our business.

Our policy is to aggressively seek patent protection for new chemical entities and their uses, technology, other inventions and improvements to inventions, which are commercially important to the development of our business. We have obtained or are seeking patent protection in the United States and in foreign countries as described in the Patents and Proprietary Information section and detailed in the tables at the end of the Business Patents and Proprietary Information section. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or will own may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar drugs. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent, as do the laws of the United States.

In addition to patents and trademarks, our intellectual property includes trade secrets and proprietary know-how. We seek protection of this intellectual property primarily through confidentiality and proprietary information agreements with our employees and consultants. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

THE DRUG RESEARCH AND DEVELOPMENT INDUSTRY IS HIGHLY COMPETITIVE, AND WE COMPETE WITH SOME COMPANIES THAT OFFER A BROADER RANGE OF CAPABILITIES AND HAVE BETTER ACCESS TO RESOURCES THAN WE DO. THEREFORE, IF OUR COMPETITORS DEVELOP AND MARKET PRODUCTS THAT ARE MORE EFFECTIVE AND HAVE A BETTER SAFETY PROFILE THAN OUR PRODUCTS, OR OBTAIN MARKETING APPROVAL BEFORE WE DO, OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, for example, nemifitide, will be competing with existing antidepressant drugs on the market. We compete with companies worldwide that are engaged in the research and discovery of drug candidates for licensing, co-development and commercialization. In addition, a number of companies are pursuing the development of new pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. Our competitors may develop new screening technologies and may utilize discovery techniques or partner with collaborators in order to develop products more rapidly or successfully than we can. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

Our competitors may succeed in developing technologies and drugs that are more effective or less costly than any which we are developing or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than we do. We anticipate that we will face increased competition in the future new companies enter the market and advanced technologies become available.

IF PRODUCT LIABILITY LAWSUITS ARE SUCCESSFULLY BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF OUR PRODUCTS.

The testing and marketing of medical products entail an inherent risk of product liability claims. If we cannot successfully defend our self against such claims, we may incur substantial liabilities or be required to limit commercialization of our products. Although we currently maintain product liability insurance coverage with respect to clinical trials of nemifitide, if we are unable to maintain such coverage or obtain sufficient replacement coverage or additional coverage at an acceptable cost, or at all, if and when nemifitide is approved by the FDA for commercialization, potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products that we develop, alone or with corporate collaborators.

                RISKS RELATED TO OUR SECURITIES AND THE OFFERING

OUR PRINCIPAL STOCKHOLDERS WILL CONTINUE TO HOLD A SUBSTANTIAL PORTION OF OUR STOCK AFTER THE OFFERING, WHICH MEANS THAT THEY MAY HAVE SIGNIFICANT VOTING CONTROL.

Our executive officers, directors and 5% shareholders collectively will control approximately 13.34% of our outstanding common stock after the offering and, therefore they may be able to significantly influence the vote on matters requiring stockholder approval, including the election of directors. This control means that purchasers of our securities being sold in the offering may not be able to effectively influence the manner in which we are governed.


WE ARE SELLING 5,000,000 SHARES AT A FIXED PRICE BETWEEN $0.50 AND $0.75, WHICH MAXIMUM FIXED PRICE IS SUBSTANTIALLY HIGHER THAN THE CURRENT MARKET PRICE OF OUR COMMON STOCK.

We are offering 5,000,000 shares of common stock on a best efforts basis, at a fixed price between $0.50 and $0.75. However, the current market price of our common stock, as quoted on the OTC Bulletin Board on October 9, 2007, was $0.51, which is substantially lower than the maximum fixed-price of $0.75 at which we desire to sell the 5,000,000 shares. As a result of the price disparity, we may not be able to sell all or any of the 5,000,000 shares of common stock, which may substantially impact our ability to implement our business plan and our ability to conduct one or more clinical trials on our lead compound, nemifitide.


OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL. AS A RESULT, THE VALUE OF YOUR SHARES MAY DECREASE SIGNIFICANTLY.

Our securities have not previously been publicly traded. The Company valued its offering price in accordance with the exercise price of the warrants in our last private placement which is $1.65 per shares. Following the offering, the market price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including, but not limited to, the following:

     o    our ability to obtain securities analyst coverage;

     o changes in securities analysts' recommendations or estimates of our financial performance;

     o changes in market valuations of companies similar to us; and announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments; and

     o    The  failure  to  meet  analysts'   expectations  regarding  financial
          performances.

Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

SALES OF SHARES BY THE SELLING SHAREHOLDERS MAY IMPAIR OUR ABILITY TO SELL SHARES WE ARE OFFERING.


We have registered up to 4,962,432 shares of our commons stock, including shares issuable upon the exercise of certain warrants and options for resale by selling shareholders. The sale of these shares or just the ability to sell the shares may negatively affect our ability to sell the 5,000,000 shares that we have registered to sell for our benefit. This is particularly true because we are offering the shares at a fixed price between $0.50 and $0.75 per share, and the selling shareholders may sell their shares at a price below the fixed price at which we offer the 5,000,000 shares, which could cause the price of our common stock to fall making it more difficult for us to sell at the fixed price.


THE PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW WILL INHIBIT POTENTIAL ACQUISITION BIDS THAT A STOCKHOLDER MAY BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER AS A RESULT.

Our certificate of incorporation provides us with the ability to issue "blank check" preferred stock enabling our Board of Directors to fix the price, rights, preferences, privileges and restrictions of preferred stock without any further action or vote by our stockholders. The issuance of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. Our certificate of incorporation also provides that only one of three classes of directors is elected each year, entrenching management participation on the Board of Directors, which in turn may delay or prevent a change in control transaction.

We will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulate corporate acquisitions. Delaware law will prevent us from engaging, without the approval of our Board of Directors or a large majority of our stockholders, in transactions with any stockholder who controls, alone or together with affiliates, 15% or more of our outstanding common stock for three years following the date on which the stockholder first acquired 15% or more of our outstanding common stock. Although we may opt-out of these anti-takeover provisions, it does not intend to do so.

The  anti-takeover  provisions  of our  charter  documents  and of the  Delaware
General Corporation Law are likely to discourage unsolicited acquisition proposals and delay or prevent a change in control transaction. In addition, they are likely to discourage others from making unsolicited tender offers for our common stock. As a result, these provisions could prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions could also prevent changes in management.

                                 USE OF PROCEEDS

We will not receive proceeds from the resale of shares of common stock by the selling shareholders. We may receive proceeds from the exercise of the warrants and/or options if and to the extent that any of the warrants and/or options are exercised by the selling shareholders. We are offering the 5,000,000, shares of common stock on a best efforts basis at a fixed price between $0.50 and $0.75 per share, and accordingly we would receive gross proceeds of up to $2,500,000, assuming sales at $0.50 per share, or up to $3,750,000, assuming sales at $0.75 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 5,000,000 shares of common stock pursuant to the best efforts offering for the purpose of performing one or more clinical trials on our lead compound nemifitide. We believe that this may aid us in our efforts to secure a licensing agreement with a major pharmaceutical company. The remaining funds will be used for working capital. There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.


                         DETERMINATION OF OFFERING PRICE

Share offering Price discussion:


Our common stock is traded on the OTC Bulletin Board under the symbol "TTRX". On October 9, 2007, the closing price of our common stock was $0.51 per share.


The selling shareholders may offer to sell the shares of common stock being offered in this Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The determination of the offering price for common stock being sold pursuant to the best efforts offering is based on the Company's best estimate of the value of its common stock.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" AND INFORMATION RELATING TO OUR BUSINESS THAT ARE BASED ON OUR BELIEFS AS WELL AS ASSUMPTIONS MADE BY US OR BASED UPON INFORMATION CURRENTLY AVAILABLE TO US. WHEN USED IN THIS PROSPECTUS, THE WORDS ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTEND," "MAY," "PLAN," "PROJECT," "SHOULD" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS RELATING TO OUR PERFORMANCE IN "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE STATEMENTS REFLECT OUR CURRENT VIEWS AND ASSUMPTIONS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL AND FUTURE RESULTS AND TRENDS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN SUCH STATEMENTS DUE TO VARIOUS FACTORS. SUCH FACTORS INCLUDE, AMONG OTHERS: GENERAL ECONOMIC AND BUSINESS CONDITIONS; INDUSTRY CAPACITY; INDUSTRY TRENDS;
COMPETITION; CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS; PROJECT PERFORMANCE; AVAILABILITY, TERMS, AND DEPLOYMENT OF CAPITAL; AND AVAILABILITY OF QUALIFIED PERSONNEL. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS. SUBJECT AT ALL TIMES TO RELEVANT SECURITIES LAW DISCLOSURE REQUIREMENTS, WE EXPRESSLY DISCLAIM ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATE OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH REGARD THERETO OR ANY CHANGES IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED. IN ADDITION, WE CANNOT ASSESS THE IMPACT OF EACH FACTOR ON OUR BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.


          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Report.

FORWARD LOOKING STATEMENTS

THE INFORMATION SET FORTH IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ("MD&A") CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING, AMONG OTHERS (I) EXPECTED CHANGES IN THE COMPANY'S REVENUES AND PROFITABILITY, (II) PROSPECTIVE BUSINESS OPPORTUNITIES AND (III) THE COMPANY'S STRATEGY FOR FINANCING ITS BUSINESS. FORWARD-LOOKING STATEMENTS ARE STATEMENTS OTHER THAN HISTORICAL INFORMATION OR STATEMENTS OF CURRENT CONDITION. SOME FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY USE OF TERMS SUCH AS "BELIEVES," "ANTICIPATES," "INTENDS" OR "EXPECTS." THESE FORWARD-LOOKING STATEMENTS RELATE TO THE PLANS, OBJECTIVES AND EXPECTATIONS OF THE COMPANY FOR FUTURE OPERATIONS. ALTHOUGH THE COMPANY BELIEVES THAT ITS EXPECTATIONS WITH RESPECT TO THE FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESS AND OPERATIONS, IN LIGHT OF THE RISKS AND UNCERTAINTIES INHERENT IN ALL FUTURE PROJECTIONS, THE INCLUSION OF FORWARD-LOOKING STATEMENTS IN THIS REPORT SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES OR PLANS OF THE COMPANY WILL BE ACHIEVED.

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES ATTACHED HERETO, AND THE OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS ANNUAL REPORT.

THE COMPANY'S REVENUES AND RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF NUMEROUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING: THE RISK OF SIGNIFICANT NATURAL DISASTER, THE INABILITY OF THE COMPANY TO INSURE AGAINST CERTAIN RISKS, INFLATIONARY AND DEFLATIONARY CONDITIONS AND CYCLES, CURRENCY EXCHANGE RATES, CHANGING GOVERNMENT REGULATIONS DOMESTICALLY AND INTERNATIONALLY AFFECTING OUR PRODUCTS AND BUSINESSES.

PLAN OF OPERATIONS

OVERVIEW

We are a biopharmaceutical Company. We discovered and are developing several novel compounds to address unmet needs in the area of depression, antibiotic resistance and anticancer. Tetragenex is the successor Company to Innapharma through a reverse merger, which was completed upon Innapharma's emergence from Chapter 11 in 2004. Innapharma was founded in 1989 and has insignificant operating revenues to date.

OPERATING HISTORY: PLAN OF OPERATION

The Company is currently developing an antidepressant compound, nemifitide, which is in late Phase 2 human clinical trials. During Phase 2, clinical development of the Company's flagship antidepressant compound was put on clinical hold by the Food and Drug Administration (the "FDA"), as a result of some toxicity issues in a dog study that was completed in 2003 (the "Dog Study"). The FDA asked the Company to repeat the animal study and generate some additional preclinical data with regard to the toxicity issue. The Company completed a subsequent dog study and a primate study to address the concerns of the FDA. After the final reports from these studies were submitted to the FDA, the FDA confirmed that this was a complete response to the clinical hold and therefore, the clinical hold was lifted on March 29, 2006. The Company either intends to license the drug out for the final stage of development or raise additional capital and continue the Phase 3 development of nemifitide. The Company believes that upon a successful licensing agreement, there will be significant milestone payments, as well as permanent royalty against the revenues of the drug.

Nemifitide is a five-chain peptide, part of a significant library of patent-protected compounds. The Company, in its preclinical development plans, will evaluate the potential of other patented neuropeptides to treat other disorders, such as anorexia, bulimia, panic disorder, anxiety disorders and post-traumatic stress disorder. The Company currently has three suppliers manufacturering and synthesizing its compound, all of whom are located in Europe. The Company believes that it has sufficient nemifitide bulk to meet its requirements for the foreseeable future. Tetracyclines belong to a family of naturally occurring antibiotics that have been demonstrated to be potent inhibitors of matrix metalloproteinases (enzymes which are key in the promotion of many human disorders). The Company is currently developing a platform of new and unique chemically modified tetracycline molecules to be used in the treatment of certain types of cancer (prostate and breast) and antibiotic-resistant bacterial infections.

Our tetracycline-based drugs are in the preclinical development stage. Our in-vitro studies have identified a series of chemically modified tetracyclines, which we believe can be used in the treatment of cancer and antibiotic-resistant infections. To date, we have prepared and developed approximately 100 tetracycline-based derivatives. We filed a patent application on October 5, 2002, covering our tetracycline product candidates. We intend to complete some additional in-vivo and in-vitro studies, prepare an Investigational New Drug Application (IND) and attempt to license both the anti-cancer compound and the treatment resistant bacteria compound out for development.

In addition to the in-house development program, the Company intends to research and acquire existing compounds and replatform them for other therapeutic uses, and pursue a licensing agreement with the original inventor.

During the past 24 months we completed two private offerings raising $4,087,047 of equity capital. Our core burn rate is approximately $85,000 a month and with approximately $1.0 million cash on hand it gives the Company 12 months of operating capital. The Company intends to hire appropriate scientific personnel to strengthen its licensing acquisition program and to assist in the preparation and filing of IND submissions for the tetracycline compounds. The Company has good patent protection in all the significant worldwide markets.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Innapharma successfully emerged from bankruptcy and merged with its subsidiary, Tetragenex, in November 2004. We raised over $4 million in equity throughout the Chapter 11 process and had significant expenses directly and indirectly relating to the bankruptcy from April of 2003 to November of 2004. A significant portion of the proceeds from its private offerings was committed to general and administrative overhead and implementing the preclinical studies requested by the FDA.

We successfully converted close to 30% of the debt that remained from the bankruptcy back into equity. We currently have approximately $1.8 million in long-term debt due in April 2009. We successfully paid the $430,000 in short-term debt that had become due in November 2005.

For the past four years we have sold a portion of our tax losses through a program sponsored by the State of New Jersey. The program generated a net check to the Company two years ago in excess of $200,000, a check of over $400,000 in December of 2004 and an additional check of $315,000 in December 2005. In 2006 due to the loss of Innapharma's tax losses we received $5,000 through the program.

We believe that our burn rate could increase by approximately $15,000 - $20,000 a month for costs relating to additional employees and various continued costs that we will incur as a result of our having become a fully reporting and trading Company, including but not limited to attorney's fees, accounting fees, filing fees, public relations expenses and insurance. Over the past 2 years we have committed approximately $100,000 to the development of our tetracyclines.

We have approximately $1 million in current assets and a core burn rate of approximately $85,000 per month. These funds will be used primarily to operate the Company going forward. Additional funds will be needed to fund further studies required by the FDA to bring our lead compound, Nemifide, to market. We currently have several protocols in place for future studies as funding dictates. Future funds will be derived from additional sales of our common stock in the public or private markets and/or a licensing agreement with a pharmaceutical company. We anticipate commencing a multi-centered pivotal human clinical trial while we are working on securing a licensing agreement for Nemifitide. On June 29, 2007 we filed our application with the State of New Jersey to sell our state tax losses as part of the New Jersey Development Plan. We have received significant resources in the past from this program and are hopeful to again benefit from it. Our only long-term debt consists of the $1.8 million convertible note payable in April 2009 to the former holders of our Series D Preferred Stock.

COMPARISON  OF THE YEAR ENDED  DECEMBER 31, 2006 TO THE YEAR ENDED  DECEMBER 31,
2005

REVENUE. We had no revenue from any source during fiscal years 2005 and 2006.

RESEARCH AND DEVELOPMENT. Our research and development costs decreased from $1.2 million to $41,000 during fiscal year 2006 as compared to fiscal year 2005. During 2005 we completed and paid for a dog and primate study which was needed to remove the FDA clinical hold from our lead compound Nemifitide. No additional studies were performed in 2006.

COMPENSATION EXPENSE. Our compensation expense decreased from $7.1 million during fiscal year 2005 to $1.8 million in fiscal year 2006. More options were granted to all of our officers, directors and employees in 2005 as compared to 2006, which were valued and expensed using the Black Scholes method and resulted in the lower compensation expense in 2006.

WARRANT RESTRUCTURING. We incurred an expense of $2.4 million in 2005 from restructuring all existing warrants by reducing the number of warrants outstanding and reducing the exercise price and extending the expiration dates. There was no such expense in 2006.

TRAVEL EXPENSE. Our travel expense increased from $43,000 to $90,000 in fiscal year 2006 as compared to fiscal year 2005. This was mainly due to the in person board meeting which occurred in July 2006 in San Diego, California.

PROFESSIONAL FEES. Our professional fees decrease to $165,000 in fiscal year 2006 as compared to $243,000 in fiscal year 2005. This decrease was mainly attributed to a reduction in legal fees in 2006 due to fewer equity offerings and closings.

PAYROLL TAXES AND EMPLOYEE BENEFITS. Our payroll taxes and employee benefits expense was reduced from $136,000 in fiscal year 2005 to $80,000 in fiscal year 2006. This was due to the reduction of benefits which came with the closing of the San Diego office in 2006 and the loss of Dr. Feighner and his staff.

CONSULTING FEES. Our consulting fee decreased to $333,000 in fiscal year 2006 from $387,000 in fiscal year 2005 which was the result of a reduction in the need for scientific consulting help after the dog and primate studies were completed.

RELIEF FROM LIABILITIES. Our relief from liabilities decreased from $56,000 in fiscal year 2005 to 0 in fiscal year 2006. In 2005 the Company settled a dispute with a vendor which resulted in the $56,000 relief from liabilities.

SALE OF TAX LOSSES. Our sale of tax losses decreased from $315,000 in fiscal year 2005 to $5,000 in fiscal year 2006. This was the result of the elimination of the tax benefits of Innapharma, Inc. upon the merger into Tetragenex Pharmaceuticals.

THE SIX MONTHS ENDED JUNE 30, 2007 AS COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2006

REVENUE. We had no revenue from any source for the sixth months ending June 30, 2007 and June 30, 2006.

RESEARCH AND DEVELOPMENT. Our research and development costs decreased from $36,708 to $4,468 for the six months ending June 30, 2007 as compared to the same six-month period of 2006. No studies have been performed during 2007 thus there have only been incidental expenses. In 2006 we commenced a preclinical study on one of our tetracyclines.

COMPENSATION EXPENSE. Our compensation expense remained virtually unchanged for the six months ending June 30, 2007 as compared to the same six-month period in 2006.

TRAVEL EXPENSE. Our travel expense increased from $33,040 during the six months ending June 30, 2007 to $41,166 for the same six-month period of 2007. This was due primarily to meetings with Dr. Stahl during negotiations as well as several proposed members of our newly formed Scientific Advisory Board.

PROFESSIONAL FEES. Our professional fees decreased to $83,646 for the six months ending June 30, 2007, as compared to $92,095 for the same six-month period of 2006. This was mainly attributed to a decrease in legal and accounting fees once our Registration Statement on Form SB-2 became effective as well as the increased work performed by in house staff.

TELEPHONE EXPENSE. Our telephone fees increased to $13,993 for the six months ending June 30, 2007 from $11,303 for the same six-month period of 2006 due mainly to our installing a new telephone system in our new office space. We believe the monthly savings from the new system will allow us to recoup the installation costs within 12 months.

INSURANCE EXPENSE. Our insurance costs decreased from $63,342 for the six months ending June 30, 2006 to $48,532 for the same six month period of 2006, due to a decrease in the our product liability costs. Because we did not administer our drug to any individual during 2006, our product liability premium decreased substantially for 2007.

CONSULTING FEES. Our consulting expenses increased to $876,589 for the six-month period ending June 30, 2007 from $153,531 for the same six-month period of 2006. This increase was the result of warrants issued to several new consultants who became involved with the Company. Dr. Stephen Stahl received an aggregate of 650,000 warrants exercisable at $1.30 per share expiring in 2012 and 50,000 warrants exercisable at $1 per share expiring on November 30, 2009 to become the Company's lead scientific consultant and chair of the Company's Scientific Advisory Board. Dr. Murray Rosenthal received 125,000 warrants exercisable at $1.30 per share which expire in 2012. Darius Shayegan received 100,000 warrants exercisable at $1.30 and expiring in 2012. These three consultants will primarily focus on meeting with pharmaceutical companies with hopes of securing licensing agreements for our lead compound Nemifitide. Further details are available in the Company's 8-K filed with the Commission on May 31, 2007. The warrants were valued using the Black Scholes method.

RENT AND OCCUPANCY. Our rent and occupancy expenses decreased to $50,073 for the six-month period ending June 30, 2007, from $52,685 for the same six-month period of 2006. This was a result of decreased rent caused by our moving our primary offices into new space in the same building. We will now save approximately $4,000 per month as compared to our previous rent.

EMPLOYEE BENEFITS. Our employee benefits decreased from $27,029 to $19,952 in the for the six month period ending June 30, 2007 as compared with the same six month period of 2006 due to the loss of Dr. Feighner.

                                    BUSINESS

GENERAL

The Company was founded in 1989 by a group of researchers from Lederle Laboratories as a contract research organization (CRO) to perform consulting services for small to medium-sized pharmaceutical and biotechnology companies. The Company had planned to utilize revenues generated by its CRO activities to create and develop a portfolio of proprietary pharmaceutical products. At an early point, the Company identified a platform of peptides for the treatment of central nervous system disorders such as depression.

In 1993, Mr. Schacker, was the Chairman of a Wall Street Investment Bank, and commenced due diligence on Innapharma, Inc., in 1994 he joined the Company as a Director and funded the Company with approximately $7.5 million in several rounds of financing; through his Trust Bank, from 1994 to 1998, Mr. Schacker provided the Company with an additional $20 million in a combination of debt and equity financing, allowing the Company to continue to develop nemifitide and other promising compounds.

In 1998, the Board of Directors asked Mr. Schacker and Mr. Abel to take the Co-Chairmanship of the Company for the purposes of helping the Company improve its then current management issues; at that time the Chairman voluntarily stepped down from his position as Chairman but kept his position as CEO and a director. After a thorough review of the Company's issues, the Board asked Mr. Schacker to become the CEO. Mr. Schacker and Mr. Abel took the position of co-CEO of Innapharma, Inc., and got directly involved with the day-to-day business of the Company.

In 1999, Messrs Schacker and Abel decided that a full restructuring of the scientific management was necessary for the survival of the Company. Messrs Schacker and Abel decided that a full restructuring of the management was inevitable and necessary in order for the Company to successfully develop its flagship compound as well as raising capital to keep the Company in business. Messrs Schacker and Abel restructured the board to that same end.

Messrs Schacker and Abel recruited Dr. Feighner as the new President of Innapharma. They felt that Dr. Feighner's extensive experience as a clinical psychopharmacologist, having been involved in the development of 11 anti-depressants an enormous asset to the continued progress of Innapharma's anti-depressant. Mr. Budetti, Dr. Feighner's long time business partner also agreed to join as the Chief Operating Officer. Dr. Feighner and Mr. Budetti were both recruited because of their vast experience in the CNS area, which includes working on more than 30 antidepressants, and their involvement in more than 200 clinical trials with Central Nervous System ("CNS") compounds. Management believes that the addition of Dr. Feighner and Mr. Budetti revitalized our Company, which was reflected in our ability to raise funds for the development of nemifitide (our lead compound in the development program for the treatment of major depression and serious refractory depression). The new Management team, which consisted of Messrs. Schacker, Abel, Budetti and Dr. Feighner, led to a crucial turn around and renewed success of their drug development program and the Company's financial status.

After the restructuring, Mr. Schacker successfully led the Company's fund raising with an additional $40 million in multiple financings offering over a six-year period. Under the direction of our new management team, we implemented a plan to restructure our operations and finances by:

     o    Reducing our cost structure dramatically;

     o    Renegotiating key supply and other contracts;

     o    Establishing   a  disciplined   and  focused   development   plan  for
          nemifitide;

     o Eliminating approximately $15,000,000 of our vendor obligations and debt obligations through repayment and conversions of such debt into equity.

Management   believes  that  these  steps   strengthened   us  financially   and
operationally, enabling us to leverage our scientific expertise and refocus our efforts on the development of nemifitide and other proprietary products.

In 2004, Dr. Cartwright was asked by the management team to go from scientific consultant to full-time lead scientific manager in order to oversee the total drug development process with a special focus on the preclinical aspects of our compounds. Dr. Cartwright, who has post-graduate experience in clinical psychiatry and CNS development has been instrumental in the overall development of nemefitide. Since the successful lifting of the clinical hold, Dr. Cartwright and Dr. Feighner worked together to evaluate and plan the continued clinical development of nemifitide. As a result of the lifting of the clinical hold on March 29, 2006, the Company plans to actively pursue the development and commercialization of nemifitide and to pursue the development of other proprietary pharmaceutical products that treat serious diseases for which current therapies are inadequate. We have developed a novel platform of pharmaceutical "small chain" peptides with the potential for the treatment of depression, anxiety and other central nervous system disorders.

In August 2006, the Company's former president and Board Member Dr John Feighner passed away.

In July 2007, the Company hired Dr. Stephen Stahl to take on the roles of Chairman of the Scientific Advisory Board and chief scientific consultant. Based on his vast knowledge and respect amongst the scientific community, we feel he will be the best person to take us to the next level and secure a licensing agreement with a major pharmaceutical company.

We have conducted extensive testing of nemifitide on both animals and humans over the last ten years. Early preclinical animal studies demonstrated the potential efficacy of nemifitide as a treatment for human patients suffering from depression. These preclinical results have been supported by the clinical studies that we have conducted in over 500 subjects to date and in which nemifitide was administered to over 400 subjects. Since the FDA lifted the clinical hold, our management believes, that we may be able to submit a new drug application ("NDA") for ultimate market approval in the year 2009.

In double-blind, placebo-controlled trials, the efficacy of the compound compares very favorably to other currently available antidepressants, without any evidence of adverse side effects commonly exhibited by current available therapies such as anxiety, sexual dysfunction and serious sleep disorder. We believe that nemifitide has the potential to revolutionize the antidepressant market, which today is estimated to be $10 billion in the United States and in excess of $17.1 billion worldwide.

TETRACYCLINE DEVELOPMENT PROGRAM

The continuing emergence of antibiotic resistance threatens to reverse the progress made during the latter half of the twentieth century to effectively treat bacterial and other infectious diseases. In 2001, the problem of antimicrobial resistance posed a global threat to the effective treatment of many bacterial diseases. The tetracyclines are a group of broad-spectrum antibiotics, which, even 60 years after their discovery, have retained a prominent position in the treatment of infectious diseases, exhibiting activity against a wide range of microorganisms including gram-positive and gram-negative bacteria. We have initiated a program to develop new chemically modified tetracyclines that we believe may be active against both resistant and sensitive organisms. This is a rapid development program once efficacy has been demonstrated. A recent report on the world antibiotic market projects sales for a new antibiotic to quickly reach $100 to $300 million per year.

ANTIDEPRESSANT (CNS) DEVELOPMENT PROGRAM

DEPRESSION

The Diagnostic and Statistical Manual of Mental Disorders (Fourth Edition) defines depression as a common psychobiological disorder that manifests itself through symptoms such as a pervasive low mood and loss of ability to enjoy usual activities, a change in weight, a change in appetite and/or sleep activity, a decrease in energy, a feeling of worthlessness or guilt, difficulty in thinking or making decisions, and/or recurring thoughts of death or suicide. Recent studies conducted by the World Health Organization (WHO), indicate that up to 20% of the world's population will suffer from severe depression at one point in their lifetime of sufficient degree to require medical and/or psychotherapeutic intervention. According to the National Depressive and Manic Depressive
Association, it is estimated that more than 22,000,000 American adults suffer from depression and result in approximately 30,000 suicides annually. The United States government estimates that depression costs approximately $17 billion in lost workdays each year.

Both the WHO and the National Institutes of Mental Health (NIMH) recognize that depression is a major global health problem and they have encouraged increasing resources to be devoted to improving currently available treatments, as only about 20% to 30% of patients with major depressive disorder are appropriately diagnosed and adequately treated. The United States Preventative Task Force, a group sponsored by an office of the United States Department of Health and Human Services, has recommended that physicians formally screen patients for depression during routine physical examinations and establish appropriate systems to ensure treatment and follow-up.

ANTIDEPRESSANT MARKET

According to the WHO report from 2001, an estimated 121 million people around the world suffer from a depressive disorder for which they require treatment. More women than men suffer from depression. It is estimated that 5.8% of all men and 9.5% of all women will suffer from a depressive disorder in any given year. Many people will be afflicted by a depressive disorder at some point in their lives. The WHO projects that 17% of all men and women will suffer from a depressive disorder at some point in their lives. Depression is a major health problem and the WHO predicts that by 2020 depression will be the second largest cause of the global health burden. The disease is the central nervous system
(CNS) disorder with the highest prevalence -- about 40 million diagnosed cases in the United States, France, Germany, Italy, Spain, United Kingdom, and Japan. In the United States, there are 15 million cases of depression. The diagnosis rate for depression should continue to rise as public awareness of the disease increases.

Antidepressant sales constitute the largest segment of the CNS market, approximately 24%. In 2004, global sales of antidepressant agents exceeded $15 billion. Japan is currently a relatively unimportant market for antidepressants, constituting about 5% of the global market; Europe (19%) and especially the United States (71%) account for most of the global sales of antidepressants.

Over the next five years, generic forms of nearly all the leading branded antidepressants will emerge. As a result of patent expiries, Research and Markets expect the value of the U.S. antidepressant market to decline by 2.1% per year between 2004 and 2009.



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

According to LeadDiscovery Ltd., the antidepressant market is set to undergo a period of rapid change as seven out of the eight leading brands suffer US patent expiries by 2008. With only a handful of new products anticipated to replace these blockbuster products, the market is expected to decrease by -21.5% to $13.5 billion by 2011, as physicians are encouraged to utilize cheaper generics. Brand players must look towards maximizing revenues through product differentiation and innovative lifecycle strategies. Because of the profile of nemifitide, which shows rapid onset of action, minimal side effects, maintenance of efficacy of 2-4 months following initial dosing period, level of response in serious depressive disorder, the Company feels that it will have rapid entry into this market.

NEMIFITIDE

Although we have a number of product candidates in different stages of development for the treatment of various categories of disease, our major focus is on our lead antidepressant compound, nemifitide. Nemifitide has shown the potential for a rapid onset of action with long-lasting benefits. Minimal side effects have been observed to date in clinical trials with a similar incidence when compared to placebo in our placebo-controlled double blind) trials. We believe this may represent a major paradigm shift for the treatment of major depressive disorder because currently available anti-depressants: (i) require two to six weeks before the patient begins to experience significant symptomatic relief; (ii) have a large number of side effects that often result in the premature discontinuation of treatment (almost half of all patients for whom anti-depressants are currently prescribed never fill their second prescription); and (iii) require daily dosing for months and often times, years. In contrast, nemifitide often requires only 10 to 15 doses via subcutaneous injection over a two to three-week period (approximately 4 months) for a sustained clinical effect. It is our belief that nemifitide will become the treatment of choice for a broad spectrum of depressive disorders, including patients who do not respond to available antidepressants (refractory patients).

We completed preclinical testing necessary for the conduct of our clinical program, Phase 1 clinical testing (testing for safety and tolerance in healthy volunteers), and substantial Phase 2 clinical testing (small-scale testing for safety and efficacy in depressed patients) of nemifitide. We are in the process of performing a late Phase 2 clinical trial in patients suffering from major depressive disorder, and were anticipating large scale, multicenter Phase 3 studies. Removal of the clinical hold allows us to expand our Phase 2/3 clinical trials program in late 2007 or early 2008. The only significant drug-related side effect observed to date for nemifitide was an allergic reaction in one patient, which resulted in the subject being withdrawn from the study. All other side effects observed to date in the over 400 subjects dosed to date in our clinical trials have been non-serious as defined by the FDA.

Nemifitide was discovered and developed by our scientists and is based upon a model of naturally occurring brain peptide. By modifying these naturally occurring substances, we have been able to develop a platform of unique synthetic peptides, which we believe has a rapid onset of action with minimal side effects as compared to the current drugs that treat depression. The side effects of nemifitide observed in human clinical trials are reported to be minimal and of short duration, and include dizziness, mild headaches, transient drowsiness, constipation, a metallic taste and mild skin irritation at the site of the injection, with a similar incidence when compared to placebo. We continue to synthesize, test and add peptides to our platform. To date, we have evaluated more than 200 of these compounds, and our efforts are ongoing. This work has already identified several drug candidates that show even greater activity in preclinical testing than did nemifitide, and these compounds have been designated as second-generation drugs. We have been granted patents that cover our extensive library of peptides and we will continue to seek additional patent protection as new peptides are developed in 2006.

OVERVIEW OF NEMIFITIDE

In April 2003, the FDA informed us that they were placing nemifitide on clinical hold due to brain and muscle lesions found during a routine three month dog study. We completed additional dog and primate studies which prompted the FDA to remove the clinical hold. The clinical hold may hinder our ability to obtain a licensing agreement with a pharmaceutical company as well as attract additional investment in the Company. To date we have seen no evidence of similar problems in the 400 humans who have received nemifitide. We believe nemifitide has shown several advantages over the drugs currently marketed to treat depression. These advantages include:

RAPID ONSET OF ACTION AND SYMPTOMATIC RELIEF

The initial effects of nemifitide are observable within the first three to five days of treatment. Peak effects of nemifitide occur within two to three weeks, versus four to eight weeks for other current antidepressant therapeutics. Nemifitide may be used to treat severely depressed patients who require rapid symptomatic relief, as effectiveness can be clinically measured within three to five days of initiating treatment.

MANY PATIENTS EXPERIENCE COMPLETE SYMPTOMATIC RELIEF

Many patients who respond to nemifitide enter into remission from their depression.

FREEDOM FROM REGULAR DAILY TREATMENT

Nemifitide is administered via ten subcutaneous injections on average over a two to three-week period and has a long duration of effective action (approximately four months). This allows for intermittent clinical treatment versus regular daily treatment required with existing medications.

MINIMAL SIDE EFFECTS IN PHASE 1 AND 2 STUDIES

Nemifitide has been administered to over 400 subjects without any evidence of the problematic adverse side effects commonly exhibited by currently available therapies, such as anxiety and sexual dysfunction. The only significant side effect observed to date has been an allergic reaction in one patient, which caused withdrawal from the study. All other side effects listed have been minor or inconsequential and most of them were not different from placebo in our double-blind studies.

LITTLE OR NO POTENTIAL FOR ADVERSE INTERACTIONS WITH OTHER DRUGS

Based on in-vitro (in test tubes) studies conducted to date, nemifitide is not expected to show significant drug-drug interaction in human beings. This is especially beneficial in the treatment of geriatric depression or other patients who take multiple medications.

POTENTIAL FOR ALTERNATIVE FORMS OF ADMINISTRATION

Evidence from a Phase 1 clinical study indicates that nemifitide may be administered through needleless injection devices. We intend to explore other forms of delivery, such as transdermal patch (through the skin by way of a patch), intranasal spray and other methods of administration.




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


POTENTIAL TO TREAT OTHER CNS DISORDERS

In addition to treating major depressive disorder, preclinical animal data with nemifitide and other peptide analogs demonstrated the potential for treating anxiety disorders. We intend to pursue other CNS indications as well.

TREATMENT OF SEVERELY REFRACTORY PATIENTS

Results from an open-label (a clinical trial without the use of a placebo) pilot study in severely refractory depressed patients (patients who have not responded to available antidepressants) have shown a 44% response rate. These results have generated a considerable amount of interest among the clinical/scientific community and the FDA. We believe this reflects the novel activity of nemifitide and the potential to treat this debilitating disorder. According to the National Institute of Mental Health, approximately 5% to 10% of patients suffering from major depressive disorder have the refractory form of the illness.

UNIQUE MECHANISM OF ACTION

We believe that the mechanism of action of nemifitide is different from that of other antidepressants. Studies regarding specific aspects of the mechanism of action of nemifitide are part of the development program. The results of rat studies conducted to date indicate that nemifitide crosses the blood brain barrier rapidly and is concentrated in key brain areas related to depression, especially the hippocampus, amygdala and pre-frontal cortex. In-vitro studies (studies conducted in the laboratory rather than in animals) show that nemifitide is not significantly metabolized by the brain tissue of rats. Following in vivo studies (studies conducted in live animals), unchanged nemifitide, as well as our active metabolite, were found in the brains of the rats. This data suggests that the antidepressant activity of nemifitide is due, at least in part, to unchanged nemifitide in the brain.

In-vitro studies were conducted to determine the specific brain receptors to which nemifitide binds. The results indicate that nemifitide binds to certain serotonin receptors, such as 5HT2A and 5HTT. Other in vivo studies in rats confirmed these results. This is a strong indication that nemifitide is interacting with the serotonergic pathway in the body, in a manner that differs from that of the selective serotonin reuptake inhibitors (SSRIs), such as Prozac, Paxil, Zoloft and others. This unique mechanism of action, in conjunction with the advantages of nemifitide observed in the clinic, supports management's belief that nemifitide represents a new treatment paradigm for depression.

CLINICAL AND PRECLINICAL DEVELOPMENT PROGRAMS

CLINICAL TRIALS - NEMIFITIDE

Our clinical trial program has been designed to produce information about the efficacy and safety of nemifitide. Patients who desired to participate in our trials were first screened by trained physicians and determined to be eligible. Many eligibility criteria were evaluated during the screening, with an emphasis on the degree of depression, as measured by standardized tests, and the appropriate depressive diagnosis, as determined by the screening physicians. Those patients found to be suffering from major depressive disorders and who met standard, well defined inclusion and exclusion criteria were included in our studies.

Our lead compound, nemifitide, is well advanced in Phase 2 clinical trial testing in depressed patients and has demonstrated potential significant advantages over existing therapies. These include a rapid onset of action (3-5 days vs. weeks), a long-acting response (approximately 4 months), and minimal side effects when compared with placebo (with none of the sexual dysfunction and weight gain that often make current antidepressants intolerable).

We have, to date, performed five blinded, placebo-controlled Phase 2 clinical trials and two unblinded trials with nemifitide. We have performed both blinded and open-label studies. Blinded trials include a group of patients who are randomly assigned to receive either placebo (sugar) or nemifitide. During a blinded trial, neither the patient nor the examining physician knows which patients are receiving the placebo and which are receiving nemifitide. Upon completion of the study, the study is unblinded and the effectiveness of the treatment is determined. Placebo-controlled studies provide the most reliable information about the efficacy of a new antidepressant and are required by the FDA and other international regulatory agencies in order to approve the commercialization of a new drug.

The data from our first two blinded studies provided evidence indicating that nemifitide is an active antidepressant that is safe and well tolerated in human patients. The data from the two recent blinded studies gave us information regarding the optimal doses and treatment regimen (i.e., daily doses, alternate day dosing, 10 doses, 15 doses, etc.), as well as demonstrating a dose response. Since the FDA recently lifted the clinical hold imposed on our research, we may proceed with expansion of our Phase 2/Phase 3 pivotal clinical programs required for FDA approval during the course of the year 2007. In our most recent blinded study, one treatment group received ten doses of 30 mg of nemifitide, the second treatment group received ten doses of 45 mg of nemifitide and the third group received ten doses of matching placebo over a two-week period. There were 78 patients in the study (approximately 26 patients per treatment group). Patients receiving nemifitide did significantly better than patients receiving placebo. A dose-response was observed, as well, with the 45 mg patients responding better than the 30 mg patients. In addition, further data analysis revealed that the more depressed a patient was upon entering the study, the stronger their response.

In the other recent blinded study, patients received either 9 or 15 doses of 160 mg of nemifitide (or a placebo) over a three-week period. The purpose was to evaluate the efficacy of the 160 mg dose and compare daily dosing (Monday-Friday) to every-other-day dosing (Monday/Wednesday/Friday) for three weeks. Results of this study showed a sustained significant response for the patients receiving the Monday/Wednesday/Friday dosing regimen, while patients who received the daily dosing regimen did not separate from placebo patients.

The Monday/Wednesday/Friday dosing regimen is supported by earlier animal studies performed by Dr. David Overstreet at the University of North Carolina in his Flinders sensitive rat models.

In addition to the placebo-controlled blinded studies, we conducted two open-label trials. These studies, in which the patient knows they are getting a drug, are typically used when data is needed quickly and/or we wish to compare a range of doses. The first open-label study involved 27 patients who had completed treatment in one of our double-blinded, placebo-controlled studies. In this study all patients received nemifitide (18-160 mg for up to three years). Sixty-seven percent (18 of 27) experienced a prolonged therapeutic response and the drug was well tolerated with no significant drug-related side effects.

REFRACTORY DEPRESSION: Our second open-label trial was conducted in a patient population with severe refractory depression, who had not responded to available antidepressant therapy. Refractory patients make up 5% to 10% of the total depressed patient population. Management believes that any medication that would help this population would be of great clinical utility and would become the treatment of choice almost immediately. In this 25 patient study there was a significant improvement in 11 of the patients, representing a 44% response rate. As a result of this positive data, we plan to expand our late Phase 2 and 3 programs and to include a placebo-controlled study in refractory depression.

Management estimates that the projected date of submission of the New Drug Application for nemifitide to the FDA is the year 2009.

Our clinical studies are being conducted under internationally accepted protocols that will enable us to submit the results to regulatory authorities in all important world marketplaces, including the United States, Europe and Japan.

PRECLINICAL STAGES OF DEVELOPMENT

Preclinical studies are performed to generate the data that is necessary before the FDA will grant permission to start clinical trials. Four general types of preclinical information are required safety, pharmacology, pharmacokinetics/metabolism and manufacturing.

Safety and pharmacokinetic studies are performed in animals, usually rats and dogs, at doses that far exceed those expected to be utilized in human beings. After treatment, the animals are carefully autopsied and the toxic effects of the drug are noted. From this data, a determination is made regarding the maximum dose that can be utilized in human trials.

Pharmacological activity studies are designed to provide evidence that the candidate drug is active in the target disorder. There are many different types of activity models available, depending on the target disorder. In general, activity studies are also performed in rodents because they are readily available, inexpensive and have consistently predicted clinical effects in human beings. We have available rodent models that are highly effective in identifying candidate antidepressant, anti-cancer and antibacterial drugs, which will be used in order to evaluate our drugs in preclinical development.

Manufacturing studies are performed in order to demonstrate that the drug candidate can be prepared in sufficient purity and stability to meet FDA requirements for human administration.

We have the following other product candidates currently in preclinical stages:

NEW CENTRAL NERVOUS SYSTEM ACTIVE PEPTIDES

We currently have under development a large number of central nervous systems active peptides that the Company believes may have clinical utility. Two of these compounds, INN 01134 and INN 00955, are shown to be more active in preclinical models than nemifitide. INN 01134, is a pharmacologically active metabolite of nemifitide. It is our goal to pursue the development of these compounds as second-generation medications for the treatment of depression, anxiety and other major psychiatric disorders. Depression is a heterogeneous disorder and as a result patients often respond very differently to psychotropic drugs (drugs that are active in psychiatric disorders) that even have a similar mechanism of action. Physicians are aware of this possibility and commonly utilize several drugs of a given class when treating individual patients. The availability of alternate therapeutics related to nemifitide would therefore greatly improve the likelihood of central nervous system peptides becoming the treatment of choice among physicians.

The methods we use to evaluate the activity and toxicity of nemifitide are equally applicable to the testing of other central nervous system active peptides. Accordingly, the development of a second-generation antidepressant peptide is greatly facilitated by our previous experience. Several drug candidates are currently under evaluation in animal models.



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


ANTI-CANCER AND ANTIBIOTIC RESISTANCE DEVELOPMENT PROGRAM

Tetracyclines were discovered in the mid 1940's. Initially, they were used as highly effective antibiotics in the treatment of a variety of infectious diseases. In the early 1980's, it was discovered that tetracyclines were also effective inhibitors of MMPs (matrix metalloproteinases), key enzymes in the promotion of many human disorders. The first application of tetracyclines as Matrix Metal/opportunities MMP inhibitors was in the treatment of periodontal disease. However, management believes that the most promising area for tetracyclines is in the treatment of cancer. Cancer cells utilize MMPs for many of the processes associated with growth, proliferation and metastasis. Tetracyclines, which are usually of limited toxicity, can often be administered to patients in high doses for extended periods of time. This makes them particularly attractive candidates as anti-cancer drugs, where the toxicity of currently available therapeutics often limits the dose and duration of their utilization.

CHEMICALLY-MODIFIED TETRACYCLINE-BASED COMPOUNDS

Tetracyclines belong to a family of naturally occurring antibiotics that have been demonstrated to be potent inhibitors of matrix metalloproteinases (enzymes which are key in the promotion of many human disorders). We are currently developing a platform of new and unique chemically-modified tetracycline molecules to be used in the treatment of certain types of cancer (prostate and breast,) and antibiotic-resistant bacterial infections.

A   project   is   currently   underway   to   synthesize   and   evaluate   new
chemically-modified tetracycline molecules for the treatment of cancer and antibiotic-resistant bacterial infections. To date, 100 new compounds have been synthesized by the Company, and many more will be available in the near future. All of these compounds are in the process of being screened for pharmacological activity, and several of them have already been identified as promising candidates.

Our tetracycline-based drugs are in the preclinical development stage. Our in-vitro studies have identified a series of chemically-modified tetracyclines, which we believe can be used in the treatment of cancer and antibiotic resistant infections. To date, we have prepared and developed approximately 100 tetracycline-based derivatives. We filed a patent application on October 5, 2002 covering our tetracycline product candidates.

The preclinical in-vitro and in-vivo models used for preclinical testing of antibacterial drugs are highly predictive of clinical activity. In addition, the development program to establish confirmation of concept in the clinic is of a relatively short term, with appropriate financing for this program made available to do the short-term clinical work. We have identified two of these derivatives to have activity in-vitro against tetracycline-resistant bacterial strains. The next phase will be a rapid development of the preclinical program to take us into clinical studies.

Preliminary animal studies with two of our tetracycline derivatives, INN 01137 and INN 01147, have demonstrated activity in two prostate cancer models. Further studies will be carried out to confirm these results.

MANUFACTURING

We do not own or operate any manufacturing facilities. We contract with qualified third parties for the manufacture of bulk active pharmaceutical ingredients and production of clinical and commercial supplies. The ingredients and supplies comply with current good manufacturing practices reviewed by the FDA. We have entered into agreements with three overseas manufacturers for production of clinical



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

and commercial supplies of nemifitide. We believe the prices charged by these overseas manufacturers are competitive. We plan to continue to outsource the manufacture of our products throughout the stages of commercialization and expect the cost of purchasing them will be significantly reduced as they are manufactured in bulk.

We maintain confidentiality agreements with potential and existing contract manufacturers for both active drug and formulated product in order to protect our proprietary rights. We currently synthesize our early stage chemical compounds (the chemical compounds used for study prior to our preclinical testing). However, scale-up quantities and materials for preclinical toxicology evaluations are manufactured by qualified third parties in strict compliance with current good manufacturing practices.

MARKETING AND DISTRIBUTION STRATEGY

To avoid the costs of establishing a sales force and to allow management to direct its energies to the formulation of new products, we intend to develop strategic relationships with one or more major pharmaceutical companies on a worldwide basis in order to market and distribute our products. This will also allow us to benefit from the marketing experience of such partner. Pursuant to such strategic relationships, we may grant such companies the right to market and distribute our antidepressant products in consideration for an up-front payment, milestone payments, development cost sharing, and a percentage of the revenues from the sale of the marketed product. Prior to the imposition of the clinical hold, we were in discussions with several pharmaceutical companies to market and distribute our products and will enter into one or more co-development agreements with such companies in the course of this year.

STRATEGIC COLLABORATIONS

On June 5, 2001, Quintiles, through its corporate ventures group PharmaBio Development, purchased $1,500,000 of our common stock. Simultaneously with the investment, we entered into a non-exclusive preferred provider agreement, pursuant to which Quintiles will be our preferred provider of outsourced clinical development and commercialization services and will work with us in planning and implementing a clinical program for nemifitide. Under the agreement, Quintiles will provide us with access to its experts in the areas of central nervous system disorders and will become our clinical research provider of choice. We are under no obligation to retain Quintiles with respect to the provision of clinical research services unless Quintiles' bid is competitively priced and it has the capacity and expertise to perform such services.

PATENTS AND PROPRIETARY INFORMATION

CORE PROGRAM IN ANTIDEPRESSANT THERAPEUTICS

We currently hold four issued patents in the United States and eight issued patents abroad, including a European patent, which relate to our core program in peptide-based neurological therapeutics. In addition, nine applications are pending abroad in connection with this program. We were issued United States Patent No. 5,589,460 for our primary platform of peptide-based compounds on December 31, 1996, from an application filed in 1994. This patent includes claims directed at both compounds (compositions of matter) and methods of treating depression using the compounds. The expiration date of this patent is May 4, 2014. However, the patent term may be extended by as much as five years pursuant to the Patent Term Restoration Act, 35 United States Code ss.156, providing that the appropriate conditions are met, a timely application is made and the provisions of the act are not changed.

Further to our initial patent, we sequentially filed three continuation-in-part ("CIP") applications that have also issued as United States patents. A first CIP application was filed in 1995 to cover additional peptide-based compounds and issued as United States Patent No. 5,767,083 on June 16, 1998. A second CIP application was filed in 1997 and issued as United States Patent No. 6,093,797 on July 25, 2000. A third CIP application was filed in 2002 to cover the use of the compounds in treating additional neurological and psychiatric disorders and new routes of administration for our compounds. The third CIP application issued as U.S. Patent No. 6,767,897 on July 27, 2004.

CORE PROGRAM IN TETRACYCLINE DERIVATIVE THERAPEUTICS

We currently have two pending patent applications in the United States and ten pending patent applications abroad, which relate to our core program in tetracycline derivative therapeutics. The U.S. and non-U.S. applications are directed toward compositions and/or methods for treating cancer and microbial infections.

NON-CORE PROGRAMS

We currently hold four issued United States patents and one pending Canadian patent application that do not relate to our core programs. We are not currently pursuing development of the subject matter of these four U.S. patents and the referenced Canadian application.

We also rely on trade secret information, technical know-how and innovation to continuously expand our proprietary position. We require our employees and consultants to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement.

There are no actions currently pending or threatened with respect to our patents, patent applications and other intellectual property.


ANTIDEPRESSANT PATENT FAMILY STATUS


                                       FILING       RELATED APPLICATION                                   PATENT
      COUNTRY        APPLICATION NO.    DATE            INFORMATION                    STATUS               NO.
--------------------------------------------------------------------------------------------------------------------
United States          08/238,089     05/04/94                                Granted 12/31/96           5,589,460
  1st CIP-US           08/432,651     05/02/95  Continuation-in-part of US    Granted 06/16/98           5,767,083
                                                08/238,089
  2nd CIP-US           08/962,962     11/04/97  Continuation-in-part of US    Granted 07/25/00           6,093,797
                                                08/432,651
  3rd CIP-US           10/122,246     04/11/02   Continuation-in-part of US   Granted 07/27/04           6,767,897
                                                08/962,962
Patent Cooperation   PCT/US95/05560   05/02/95  Based on US 08/238,089        Completed: entered
  Treaty (PCT)                                                                national phase
Patent Cooperation   PCT/US03/11403   04/10/03  Based on US 10/122,246        Completed: entered
  Treaty (PCT)                                                                national phase
Australia                2813995      11/04/96  Nat'l Phase of                Granted 08/06/98            685292
                                                PCT/US95/05560
Canada                  2,189,145     10/29/96  Nat'l Phase of                Pending
                                                PCT/US95/05560
China (PRC)           CN 95193885.1   12/26/96  Nat'l Phase of                Granted 05/19/04          CN1150028C
                                                PCT/US95/05560
European Patent       95 92 3659.7    11/04/96  Regional Phase of             Granted 01/21/04           EP0759772
  Convention                                    PCT/US95/05560                Validated in AT, BE,
                                                                              CH, DE, DK, ES, FR, GB,
                                                                              IE, IT, LI, LX, MN, NL,
                                                                              PT, and SE
European Patent           03 72       04/10/03  Regional Phase of             Pending
  Convention           4013.2-2404              PCT/US03/11403



                     APPLICATION       FILING       RELATED APPLICATION                                   PATENT
      COUNTRY             NO.           DATE            INFORMATION                    STATUS               NO.
--------------------------------------------------------------------------------------------------------------------
Finland                 FI 964363     11/04/96  Nat'l Phase of                Pending
                                                PCT/US95/05560
India                  198CAL2001     04/04/01  Priority to US 08/432,651     Granted 12/06/03            191479
                                                (Divisional of 786CAL96)
India                  237CAL2001     04/20/01  Priority to US 08/432,651     Pending
                                                (Divisional of 786CAL96)
Indonesia               P-9526222     12/08/95  Based on US 08/432,651        Pending
Indonesia             P-00200500377   07/11/05  Divisional of Indonesian      Pending
                                                Application No. P-9526222
                                                (Priority to US 08/432,651)
Japan                  529076/1995    11/05/95  Nat'l Phase of                Pending
                                                PCT/US95/05560
Malaysia               PI 9503240     10/27/95  Based on PCT/US95/05560       Granted 02/28/02          MYI13407 A
Malaysia               PI 20031342    04/10/03  Based on US 10/122,246        Pending
Norway                   P964561      11/04/96  Nat'l Phase of                Granted 01/03/05            317919
                                                PCT/US95/05560
Russia                 96 123 269     12/04/96  Nat'l Phase of                Granted 08/28/01           2,182,910
                                                PCT/US95/05560
Taiwan (ROC)            84111543      11/01/95  Based on PCT/US95/05560       Granted 10/11/02            167954
Taiwan (ROC)            92108419      04/11/03   Based on US 10/122,246       Pending
--------------------------------------------------------------------------------------------------------------------


TETRACYCLINE DERIVATIVES PATENT FAMILY STATUS



                     APPLICATION        FILING        RELATED APPLICATION
      COUNTRY             NO.            DATE             INFORMATION                  STATUS           PATENT NO.
-------------------------------------------------------------------------------------------------------------------
United States          10/264,454      10/04/02   Priority to US 60/327,502     Pending
United States          11/076,276      03/09/05   Divisional of US 10/264,454
Patent Cooperation   PCT/US02/31730    10/04/02   Priority to US 60/327,502     Completed:  Entered
Treaty (PCT)                                                                    national phase
Australia              2002341970      04/01/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
Canada                  2,462,572      04/01/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
China                  02819722.4      04/05/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
European Patent        02776131.1      04/23/04   Regional Phase of             Pending
Convention                                        PCT/US02/31730
Indonesia             W-00200400639    04/06/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
Japan                  2003-533853     04/05/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
Malaysia               PI 20023717     10/04/02   Priority to US 60/327,502     Pending
Norway                  2004-1272      03/26/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
Russian Federation     2004109986      03/29/04   Nat'l Phase of                Pending
                                                  PCT/US02/31730
Taiwan                  91123025       10/04/02   Priority to US 60/327,502     Pending
-------------------------------------------------------------------------------------------------------------------


NON-CORE PROGRAMS PATENT STATUS


                APPLICATION    FILING     RELATED APPLICATION        STATUS        PATENT              TITLE
   COUNTRY         NO.          DATE          INFORMATION                            NO.
-----------------------------------------------------------------------------------------------------------------------
United States   08/424,866    04/18/95                           Granted          5,721,207  Method for treatment of
                                                                 02/24/98                    pain
United States   08/531,525    09/21/95                           Granted          5,840,683  Peptides inhibiting the
                                                                 11/24/98                    oncogenic action of P21
                                                                                             RAS
United States   08/718,270    09/20/96   Priority to US          Granted          5,910,478  Peptidomimetics
                                         60/004,091 filed        06/08/99                    inhibiting the oncogenic
                                         09/21/95                                            action of P21 RAS
United States   08/807,473    02/27/97   Priority to             Granted          5,990,172  Peptidomimetics for the
                                         60/012,396 filed        11/23/99                    treatment of HIV
                                         02/28/96                                            infection
Canada          2,232,750     03/23/98   Nat'l Phase of          Pending                     Peptides and
                                         PCT/US96/15098 filed                                Peptidomimetics
                                         09/20/96                                            inhibiting the oncogenic
                                                                                             action of P21 RAS
-----------------------------------------------------------------------------------------------------------------------


EMPLOYEES AND CONSULTANTS

As of the date of this Prospectus, we had a workforce of 12, 7 full-time employees and 5 part-time scientific consultants, 6 of whom hold Ph.D. or M.D. degrees, or both, and three of whom hold other advanced degrees. Of our total employee and consultant workforce, 8 are engaged in research and development, 5 are engaged in business development and finance and 2 are engaged in administration and support capacities. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages.

                             DESCRIPTION OF PROPERTY

We lease approximately 2,500 square feet of office space at 1 Maynard Drive, Suite 105, Park Ridge, New Jersey, under a lease terminating on March 2012. We also have office space at 200 Broad Hollow Road, Melville, New York, but incur no rental expense from these premises. Management believes our existing facilities are adequate to meet our requirements through the year 2007. On March 1, 2007 we entered into an operating lease for our current office space in Park Ridge, New Jersey. The lease commenced on March 1, 2007 and expires on March 1, 2012 and requires monthly base rental payments of $6,300 plus certain annual escalation.

The approximate aggregate minimum rental commitments on these leases are as follows:


YEAR ENDING DECEMBER 31,
------------------------------------------------------
2007                                           87,300
2008                                           75,600
2009                                           75,600
2010                                           75,600
2011                                           75,600
Total minimum lease payments                $ 389,700
======================================================

Rental expense was $132,814 and $133,504 for the years ended December 31, 2006 and 2005, respectively.

                                LEGAL PROCEEDINGS

HISTORIC LEGAL EVENTS

Due to the clinical hold being placed on our lead compound, nemifitide which increased our expenditures and eliminated our ability to raise additional funds, we filed for protection under Chapter 11 of the bankruptcy code in the Eastern District of Long Island on April 15, 2003. During the bankruptcy process we reached an agreement with our creditors which allowed us to satisfy our obligations with two distributions totaling approximately 57% of the amount owed. We brought suit against two entities in bankruptcy court. The first being Huntington Life Sciences in reference to the studies performed. The suit was settled out of court. Secondly, a suit was brought against our lead class D preferred shareholder KBC Securities and a countersuit was brought against us The case was eventually settled through the bankruptcy court. In May 2004, the Company entered into an agreement with the holders of the 725 shares of Class D preferred stock to eliminate the class D preferred shares in exchange for cash payments of $600,000 on the effective date of the bankruptcy and $600,000 one year from the effective date. They were also issued a $2.6 million convertible note payable 53 months from the effective date plus accrued interest at the rate of 3% per annum. On November 23, 2004 three of the entities that comprise the preferred D shareholders agreed to convert their portion of the $600,000 payment into equity. A total of $143,967.60 was converted into 179,960 shares of Tetragenex common stock and the remaining balance was paid. They agreed as well to convert $165,480 of the amount due one year from the effective date into 206,850 shares of common stock and on or about November 23, 2005 the remaining balance of the second $600,000 was paid. In addition $717,241 of the $2.6 million note plus accrued interest was converted into 679,912 shares of common stock. An aggregate of 1,066,722 shares of common stock was issued to the former note holders and approximately $1,800,000 plus interest is due in May 2009. The long-term note due to the former Preferred D holders is secured by the patents of the Company. Our third and final plan of reorganization was affirmed by the court and on November 23, 2004 we emerged from bankruptcy as Tetragenex Pharmaceuticals, Inc. Having previously filed for bankruptcy may hinder our ability to obtain future financing or obtain credit with a lender of our vendors.

A suit was brought against us by one of our former directors claiming he was improperly removed from the board, amongst other things. The suit was ultimately dismissed in court.

All suits formerly brought against us are finalized and not subject to further litigation. We believe we have no further threats to the Company from such claims.

                                   MANAGEMENT

Our officers and directors and further information concerning them, are as follows:


           NAME             AGE                                       POSITION
-------------------------------------------------------------------------------------------------------------------
Martin F. Schacker           50   Chairman of the Board and Co-Chief Executive Officer
David Abel                   65   Vice Chairman of the Board, Co-Chief Executive Officer, Chief Financial Officer
                                  and Treasurer
Neil Martucci                35   Chief Financial Officer
Robert P. Budetti            65   Chief Operating Officer and Director
Kenneth Cartwright           72   Senior Vice President of Drug Developments Regulatory Affairs and Director
Alf E. F. Akerman            44   Director
Bruce J. Bergman, Esq.       62   Director
William T. Comer, Ph.D       71   Director
Aaron Cohen                  70   Director
-------------------------------------------------------------------------------------------------------------------


MARTIN F. SCHACKER currently serves as Chairman of the Board and Co-CEO. He served as our Co-Chairman of the Board of Directors from 1998 to 2004 and as Chairman of the Board since 2004. He is also serving as Co-Chief Executive Officer since March 1999. Mr. Schacker was appointed Director in November 1994. With an extensive biotechnology and investment banking experience, Mr. Schacker has helped raise approximately $60,000,000 for us to date, demonstrating a steadfast commitment to us and the proven ability to raise the capital needed to keep our development program of nemifitide moving toward FDA approval. When Mr. Schacker took over the management of the Company in early 1999, we were experiencing severe operational difficulties. Since that time he has been able to recruit a small but experienced management team and spearhead our fundraising activities. From August 1991 through February 2001, Mr. Schacker served as Chairman of the Board of M.S. Farrell & Co., Inc., an investment banking and brokerage firm, and was its Chief Executive Officer from 1991 to 2000. From June 1987 through December 1991, Mr. Schacker was a Senior Vice President of D.H. Blair & Company, Inc., an investment banking and brokerage firm that focuses on biotechnology companies. From 1982 to May 1987, Mr. Schacker was employed in various capacities, including Senior Vice President at Shearson Lehman Brothers, an international investment banking and brokerage firm. Mr. Schacker received a B.A. in Business from Hofstra University in 1982. Mr. Schacker is the nephew of David Abel.

DAVID ABEL has served as our Co-Chief Executive Officer since March 1998 and as Vice Chairman of the Board since 2004. He was Co-Chairman of the Board from 1999 through 2004. Mr. Abel has served as a Director since November 1994. Mr. Abel was a minority shareholder of M.S. Farrell Holdings, Inc., the parent holding company of M.S. Farrell & Co., Inc. Mr. Abel is the President and Founder of United Realty, Inc., a commercial and industrial real estate company headquartered in Melville, New York, and is a general partner of Triangle Properties, a partnership that owns and operates over 50 commercial properties throughout the greater New York metropolitan area. Mr. Abel received a B.B.A. from City College of New York (C.C.N.Y.) in 1962. Mr. Abel is the uncle of Martin F. Schacker.

NEIL MARTUCCI has served as our Chief Financial Officer since 2004. In 2003, he joined Innapharma, Inc. as Controller and was appointed Chief Financial Officer in 2004. From 2001 through 2003 Mr. Martucci served as Vice President of Investments for Kirlin Securities, a publically traded investment bank. From 1994 through 2001, Mr. Martucci served as Vice President of Investments for M.S. Farrell and Co, a small Wall Street Investment firm. In addition, he served as an investment banker for M.S. Farrell and Co. from 1999 through 2001. Mr. Martucci graduated from Miami (Ohio) University with a degree in finance in 1994.

ROBERT P. BUDETTI has served as our Chief Operating Officer and a Director since October 1999. Mr. Budetti served as our Chief Financial Officer from October 1999 to December 2000. Since 1979, Mr. Budetti has served as the Chief Executive Officer of the Feighner Research Institute, a clinical neuropsychopharmacologic research center. From 1984 to 1992, Mr. Budetti served as the Chief

Operating Officer and Chief Financial Officer of ICR, of which he was one of the founders. In 1992, ICR was sold to Quintiles. From 1992 to 1994, Mr. Budetti served as the Chief Financial Officer of the ICR division of Quintiles. Mr. Budetti received a BA in Engineering Sciences and Applied Physics from Harvard College in 1963 and a MBA from Harvard Business School in 1968. KENNETH CARTWRIGHT, M.B., CH.B., M.R.C.P., has served as Director of the Company since 1989 and Senior Vice President, Drug Development and Regulatory Affairs since 2003. Dr. Cartwright is currently President of CMRC Consulting Services. Dr. Cartwright served as Senior Vice President of Development and Regulatory Affairs of Alteon, Inc., a biopharmaceutical company, from 1994 until he retired in 1999. During his tenure at Alteon, was a key member of the management committee and was involved in the initial IPO. In addition was responsible for overall product development including strategic clinical development planning, subsequent compilation of NDAs and product registration and maintaining compliance within our Company and interaction with the FDA. Prior to joining Alteon, he served as the Director of Clinical Research (U.S.A.) and as Vice President of Global Clinical Research of American Cyanamid Company, Lederle Laboratories from 1982 to 1989. During tenure with American Cyanamid, was responsible for overall global strategic clinical plans and worldwide clinical development of phase 1, 2 and 3 programs. He subsequently established a worldwide clinical research organization with regional offices in Australia (Far
East), Canada (Latin America) and England (Europe). Prior to joining American Cyanamid, Dr. Cartwright held the positions of Medical Director, Directory of
Marketing and Deputy Vice President of the Pharmaceutical Division of Ciba-Geigy, Canada. Dr. Cartwright received his M.B., Ch.B. in 1959 from Liverpool University Medical School, his D.P.M. from Wessex Regional Post-Graduate School of Psychiatry in 1969, his M.F.C.M. from the Faculty of Community Medicine, Royal College of Physicians in 1971 and his M.R.C., Psych from the Royal Colleges of Psychiatrists in 1973.

ALF E. F. AKERMAN, has served as a member of the Board of Directors of the Company since March 1999. Mr. Akerman served as the Director of Business Integration of Volvo Car Finance, a subsidiary of Ford Motor Company, based in Belgium. From December 1997 through June 1999, Mr. Akerman was the Risk Manager of Volvo Car Finance Holding. Prior to that, he was the Deputy Treasurer of Volvo Car Corporation and before that Director of Corporate Finance at AB Volvo. Mr. Akerman received a B Sc. in Banking and Finance at Loughborough University in England. Mr. Akerman currently works for a financial institution in Sydney, Australia.

BRUCE J. BERGMAN, ESQ. has served as a Director since November 1994. He is a member of the New York law firm of Berkman, Henoch, Peterson & Peddy, P.C., here he practices real estate litigation and mortgage foreclosure. Previously, Mr. Bergman was a Deputy Attorney, Nassau County and a Deputy Bureau Chief for
Special Litigation. Mr. Bergman currently serves as an adjunct associate professor of real estate at New York University Real Estate Institute and a special lecturer in law at Hofstra Law School. He is a member of the American College of Real Estate Lawyers, the American College of Mortgage Attorneys and was three times elected City Councilman in Long Beach, New York, serving in that capacity from 1980 through 1988. His biography appears in WHO'S WHO IN AMERICAN LAW and he is listed in AMERICA'S BEST LAWYERS. Mr. Bergman received a B.S. from Cornell University in 1966 and a J.D. from Fordham Law School in 1969.

WILLIAM T. COMER, PH.D. has served as a Director since February 2001. Since 2000 Dr. Comer was Founder and Chairman of Neurogenetics Inc. and remains a Director as it has been renamed TorreyPines Therapeutics. From 1991 - 1999 Dr. Comer served as President, CEO and Director of SIBIA Neurosciences, Inc., a company focusing on drug discovery and the development of neurodegenerative disease therapeutics, which was acquired by Merck & Co. From 1961 - 1981 he was a scientist at Mead Johnson & Co., including Vice President of Research, then from 1982 - 1990 he served in various capacities at Bristol-Meyers including President of Research and Licensing; in 1990 - 1991 he was Senior Vice President, Strategic Management for Bristol-Myers Squibb. Dr. Comer was a member of the Board of Directors of Epimmune (formerly Cytel Corporation) 1994 - 2005, and Trega Biosciences (formerly

Houghton Pharmaceuticals) 1993 - 1996. He has served on the Board of the University of California San Diego Foundation since 1993 and the Board of La Jolla Institute of Molecular Medicine since 2000. Dr. Comer received a B.A. in Chemistry from Carleton College in 1957, and a Ph.D. in Organic Chemistry and Pharmacology from University of Iowa in 1961.

AARON COHEN has served as a Director since February 2001. Since 1996, Mr. Cohen has served and continues to serve as the Vice-Chairman of the Board of Directors of National Technical Systems; Mr. Cohen has served as the President of Smithway Associates, Inc., a property management company, since 1991. Chief Financial Officer and Director of Intelligent Optical Systems and as Treasurer and member of the Board of Directors of the National Osteoporosis Institute, the latter of which he co-founded in 1996. Mr. Cohen is a Member of the Deans Cabinet of the UCLA School of Engineering and Applied Sciences, the American Society of Quality Control, the Institute of Environmental Sciences and a Professional Member of the International Conference of Building Officials. In addition, Mr. Cohen is a Director of the Sephardic Education Center and the Vice President for Legal Affairs of Sephardic Temple Tifereth Israel. Mr. Cohen is a Registered Professional Engineer in the State of California, and received his B.S. in Engineering from UCLA in 1958.

COMPOSITION AND ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Board of Directors currently consists of nine members. In June 2004, our Board of Directors was divided into three classes, designated as Class I, Class II and Class III. The Board of Directors currently consists of three Class I Directors (William T. Comer, Ph.D., Aaron Cohen and Alf E. Akerman), three Class II Directors (Bruce J. Bergman, Esq., Kenneth Cartwright and Robert P. Budetti), and three Class III Directors (Messrs. Martin F. Schacker, David Abel and John
P. Feighner, M.D.). The Class I Directors shall serve as Directors for an initial term of one year, the Class II Directors for an initial term of two years and the Class III Directors for an initial term of three years. The initial term for each class of Directors commenced in June 2004. After the initial term expires, each Director shall then serve for a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. A Director holds office until the annual meeting for the year in which such director's term expires and until such Director's successor shall be duly elected and qualified, subject, however to prior death, resignation, retirement, disqualification or removal from office. Our executive officers are appointed by our Board of Directors. There are no family relationships among any of our Directors or executive officers other than David Abel and Martin Schacker.

DIRECTORS COMPENSATION


                                                              NON EQUITY   NONQUALIFIED
                    FEES EARNED                               INCENTIVE      DEFERRED
                     OR PAID IN      STOCK        OPTION         PLAN      COMPENSATION   ALL OTHER
NAME                    CASH         AWARD        AWARDS     COMPENSATION    EARNINGS    COMPENSATION       TOTAL
--------------------------------------------------------------------------------------------------------------------
William Comer           $12,500          0          $75,021         0             0             0          $87,521
Aaron Cohen             $12,500          0          $75,021         0             0             0          $87,521
Alf Akerman             $12,500          0          $75,021         0             0             0          $87,521
Bruce Bergman           $12,500          0          $75,021         0             0             0          $87,521
--------------------------------------------------------------------------------------------------------------------


Each outside board member is due to receive an annual stipend of $12,500 per year for serving on the board. In 2003 all board members agreed to defer such payments until the Company felt it could reinstate the payments. In 2005 all members agreed to convert all accrued payments into Company options. In 2006 each board member received 55,000 options exercisable at $1 expiring in July 2021 for serving on the board. They additionally earned 10,000 warrants on the same term if they served on one or more committee which each member does. Robert Budetti is currently an outside director but does not receive the board stipend.

The compensation of all officers and directors is determined by the compensation committee and then approved by the board. The compensation committee meets on a quarterly basis to discuss these matters. Employees are evaluated by the Company's CEO who in turn discusses his evaluation with the Compensation Committee. The Compensation Committee ultimately decides on the compensation based on factors such as the current situation of the Company, the performance of the officers and directors as well as a comparison to the compensation of similar companies in the market place.

BOARD COMMITTEES

AUDIT COMMITTEE. We have an Audit Committee composed of three directors: Messrs Akerman, Bergman, and Cohen (all 3 are considered independent directors). Mr. Akerman who satisfies the "financial sophistication" requirement was appointed as the Chairman of the Audit Committee. The Audit Committee makes decisions regarding compensation, our audit, the appointment of auditors, and the inclusion of financial statements in our period reports.

AUDIT COMMITTEE FINANCIAL EXPERT. Mr. Akerman, who satisfies the "financial sophistication" requirement, is the Audit Committee financial expert as defined by Item 407(d)(5) of Regulation S-B of the Securities Exchange Act of 1934 and the Chairman of the Audit Committee.

COMPENSATION COMMITTEE. We have a Compensation Committee comprised of three directors: Messrs Cohen, Abel and Bergman with Ken Cartwright serving as Advisor.

CODE OF ETHICS

Each member of the management team has signed a code of ethical conduct disclosure which is affixed to the filing as Exhibit 14. The Code of Ethics increases the fiduciary duties of our financial management team.

                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company to: (i) its Chief Executive Officer, Chairman and Chief Financial Officer; and (ii) its most highly compensated officers whose cash compensation exceeded $100,000 for services performed during the year ended December 31, 2006. Effective January 1, 2002, each non-employee and non-consultant member of our Board of Directors received the following annual compensation in consideration for services rendered as a director: (i) a five-year option to purchase up to 40,000 shares of our common stock, which options vest quarterly and were issued annually in arrears, and were exercisable at an exercise price equal to (a) a 15% discount to the fair market value at the end of the year in which such option is granted, if our common stock is publicly traded, unless such percentage reduction shall have a deleterious tax consequence upon us, in which event the exercise price shall be equal to the fair market value, or (b) such dollar amount as is set by our Board of Directors at the end of the year in which such option is granted, if our common stock is not publicly traded; (ii) a cash stipend of $12,500 per annum, paid on a quarterly basis; and (iii) reimbursement of reasonable and ordinary expenses incurred in connection with such member's attendance at Board or committee meetings. In 2005 all existing options were converted into Tetragenex warrants exercisable at either $1 per share or $6 per share expiring either in November 2009 or 2011. At the board's request all board stipends were deferred to a later date. In December 2005 all deferred board stipends were converted into Tetragenex options. In July 2006 it was decided that all board members serving on a Company committee would be entitled to an additional $10,000 per year to be paid in Company options until it is determined the Company has sufficient funds to pay the fee in cash.

If directors provide additional consulting services outside of their duties as board members such as consulting, they may receive additional compensation above their cash stipend. At the time of the bankruptcy filing all payments to directors have been halted and are accruing. We may offer directors options in lieu of their accrued cash stipend. In 2005 the Company issued employees, officers, and directors a one time option grant of approximately 25% of our fully diluted outstanding shares of common stock. The amount and breakdown was determined by the Board.

                                                                                       NON-
                                                                         NON-EQUITY QUALIFIED
                                                                         INCENTIVE   DEFERRED
                                                                            PLAN     COMPENSA-   ALL OTHER
                                                    AWARDS     OPTION    COMPENSA-      TION     COMPENSA-
NAME AND                        SALARY(c)  BONUS(d) AWARDS(e) AWARDS(f)   TION(q)    EARNINGS(h)   TION(i)  TOTAL(j)
PRINCIPAL POSITION        YEAR    ($)        ($)      ($)        ($)        ($)         ($)          ($)      ($)
--------------------------------------------------------------------------------------------------------------------
Martin Schacker(1)        2006   300,000    45,000      -       132,627       -          -        14,000     491,627
Co-CEO/ Chairman
                          2005   300,000         -      -     1,121,020       -          -         6,000   1,427,020
David Abel(2)             2006   110,000         -      -       126,860       -          -             -     236,860
Co-CEO/ Vice-Chairman
                          2005   110,000         -      -       587,470       -          -             -     697,470
Dr. John Feighner(3)      2006   110,000         -      -        63,430       -          -             -     173,430
President/ Board Member
                          2005   220,000         -      -       335,150       -          -             -     555,150
Robert Budetti(4)         2006         -         -      -       172,992       -          -             -     172,992
Board Member
                          2005         -         -      -       331,020       -          -         8,000     339,020
Neil Martucci(5)          2006    95,000         -      -        63,430       -          -             -     158,430
Chief Financial Officer
                          2005    68,000    46,000      -       189,160       -          -             -     303,160
Dr. Kenneth               2006    84,000         -      -        63,430       -          -             -     123,430
Cartwright(6)
Chief Scientific Officer
                          2005    60,000         -      -       380,595       -          -            -     440,595
--------------------------------------------------------------------------------------------------------------------

(1) As per his employment agreement, Mr. Schacker is due an annual salary of $300,000 per year. As part of cost cutting measures at the time of the bankruptcy, Mr. Schacker at the board's request agreed to defer 50% of his annual salary and is still doing so. During 2005, Mr. Schacker received an aggregate of 1,420,000 options exercisable at $1 per share exercisable 15 years from issuance as part of a one time executive option grant as well as 177,000 options from the conversion of his accrued salary. During 2006 Mr. Schacker received 115,000 additional options under the same terms as before.

(2) Mr. Abel is due to receive an annual salary of $110,000 per year. As part of cost cutting measures at the time of the bankruptcy, Mr. Abel at the board's request agreed to differ 100% of his annual salary and has thus received no cash compensation since then. During 2005 Mr. Abel received an aggregate of 1,028,187 options exercisable at $1 per share exercisable 15 years from issuance. The options were granted for services provided as well as in exchange for forgiving accrued salary. The options are fully vested. In 2006 Mr. Abel received an additional 110,000 options under the same terms.

(3) Dr. Feighner was due to receive an annual salary of $220,000 per year. As part of cost cutting measures at the time of the bankruptcy, Dr. Feighner, at the board's request, agreed to defer 100% of his annual salary. Dr. Feighner received no cash compensation during 2005 or 2006. During 2005, Dr. Feighner received an aggregate of 955,976 options exercisable at $1 per share exercisable 15 years from issuance. The options were granted for services provided, as well as in exchange for forgiving accrued salary. In 2006, Dr. Feighner received 110,000 options under the same terms as the previous options. The options are fully vested. In June 2006 Dr. Feighner resigned as President due to health reasons but remained a member of the Board. In August 2006 Dr. Feighner passed away.

(4) Robert Budetti is the former Chief Operating Officer of the Company and is currently a board member. He is paid as a consultant on a task-by-task basis. In 2005, he received an aggregate of 703,187 options exercisable at $1 per share expiring 15 years from issuance for services provided as well as in exchange for forgiving accrued salary owed to him. In 2006 he received an additional 150,000 options under the same terms.

(5) Neil Martucci is the Chief Financial Officer. He received an aggregate of 240,000 options in 2005, exercisable at $1 per share expiring 15 years from issuance. He received an additional 55,000 options in 2006.

(6) Dr. Ken Cartwright is the Chief Scientific Officer of the Company and a board member. Dr. Cartwright is due an annual salary of $84,000 per year but has agreed to differ $2,000 per month. In 2005 he received an aggregate of 593,002 options exercisable at $1 per share expiring 15 years from issuance for services provided to the Company as well as the forgiveness or accrued salaries due to him. In 2006 he received an additional 55,000 options under the same terms.

* The remuneration described in the above table does not include our cost of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individuals that are extended to all of our employees in connection with their employment. Perquisites and other personal benefits, securities, or property received by an executive officer are either the lesser of $50,000 or 10% of the total salary and bonus reported for each named executive officer, except as otherwise disclosed. All options issued to employees were valued for the purposes of this table using the Black Scholes method as described in SFAS 123(r). All assumptions used in calculating the value of the options are contained in the footnotes which accompany the financials.

EMPLOYMENT AGREEMENTS AND CONSULTING AGREEMENTS

EMPLOYMENT AGREEMENTS

On December 15, 1999, the Company entered into a three-year employment agreement with its co-Chief Executive Officer ("co-CEO") and co-Chairman of the Board Martin Schacker. The agreement provided for an annual base salary of $160,000, subject to a minimum ten percent annual increase. On February 6, 2001, in view of the executive's efforts on behalf of the Company and his performance, the Company's Board of Directors (i) increased his annual salary to $250,000 with no automatic annual increases, and extended the term of his employment agreement for an additional two years and (ii) granted the executive a ten-year option to acquire 125,000 shares of the Company's common stock at an exercise price of $17 per share, one third of which vested immediately, one third of which vested on February 6, 2002, and the final third vested on February 6, 2003. On December 11, 2001, in consideration of services provided to the Company, the Board of Directors (i) further increased his annual salary to $300,000, (ii) further extended the term of the agreement by one year, through and including December 15, 2005 and (iii) granted the executive an additional, immediately vested five-year option to acquire 125,000 shares of the Company's common stock at an exercise price of $17 per share. In December 2005, the executive's contract was extended by an additional 3 years by the board under the same terms as the previous agreement. On April 6, 2003 as a result of the Company's cost reduction, the executive agreed to defer half of his $300,000 yearly salary. In December 2005 the executive agreed to convert $177,000 of his deferred salary into 177,000 options to purchase shares of Tetragenex common stock at $1 per share expiring December 20, 2020. On December 31, 2006 the executive had deferred compensation totaling $226,707. The executive was granted an aggregate of 1,420,000 options exercisable at $1 per share and expiring in 2020 during 2005. The co-CEO is related to the Company's other co-CEO.

CONSULTING AGREEMENTS

The Company had entered into an agreement with an individual to serve as a Senior Medical Consultant to the Company for a period of one year commencing October 21, 1999. The consultant receives a fee of $3,000 per month, plus an additional non-accountable expense reimbursement of $500 per month for his services. In connection with the agreement, the consultant received an immediately vested ten-year option to acquire 10,000 shares of the Company's common stock at an exercise price of $12.00 per share. On December 10, 1999, for services provided to the Company to such date, the Company's Board of Directors granted the consultant an additional five-year option to acquire 10,000 shares of the Company's common stock at an exercise price of $12.00 per share, 2,500 of which vested on December 10, 1999, and 2,500 of which vested each year thereafter, provided that the consulting agreement is extended beyond its original term. The Company extended the term of the consulting agreement in both 2000 and 2001, upon the same terms and conditions, for an additional year, to October 21, 2001 and 2002, respectively. The Company again extended the term of the consulting agreement in 2002 until October 21, 2003, at a fee of

$4,000 per month, plus an additional non-accountable expense reimbursement of $500 per month for his services. The Company extended the contract until October 21, 2004 at a rate of $3,250 per month. He is currently consulting on a month-to-month basis currently at a rate of $2,250 per month.

On April 6, 2003, members of the scientific team, Dr. Joseph Hlavka, Dr. Gabriella Nicolau, and Dr. Richard Ablin resigned as employees to become part-time consultants for the Company. Each is paid a consulting fee on a month-to-month basis ranging from $1,000 to $5,000 per month.

In April 2003 the Company entered into ongoing agreement with the 5 members of its scientific blue ribbon panel to be paid hourly fees of between $300 and $500 per hour for work performed for the Company as well as reimbursement for expenses.

Several individuals were signed as consultants for the Company to assist us with the go forward plan and to make introductions to us during 2005. Each individual is compensated in cash and warrants. An aggregate of $44,850 was paid to consultants as well as warrants during 2005. In 2006 an aggregate of $30,000 was paid to such consultants as well as warrants.

On May 29, 2007, the Company entered into a definitive agreement with Dr. Stephen Stahl appointing him Chairman of the Scientific Advisory Board and Lead Scientific Consultant of the Company and putting him in charge of the licensing efforts for its lead compound Nemfitide and other product candidates being developed. The agreement grants Dr. Stahl a warrant to purchase 650,000 shares of the Company's common stock at $1.30 per share, expiring on March 21, 2012, and an additional 100,000 warrants under certain circumstances. The Company's Board of Directors also ratified an additional 50,000 warrants exercisable at $1.00 per share expiring November 2009 for the initial consultation engagement in May 2006.

On May 29, 2007, the Company extended Dr. Murray Rosenthal's existing consulting agreement by an additional three years for a warrant to purchase 125,000 shares of the Company's common stock at $1.30 per share, expiring March 21, 2012.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our capital stock as of June 30, 2007 by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, (ii) each of our directors, (iii) each of the executive officers and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

Our total authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2007 there were 15,926,126 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to our stockholders. As of the date of this Annual Report, there were no shares of preferred stock issued and outstanding.


NAME AND ADDRESS OF                                    SHARES OF COMMON STOCK         PERCENTAGE OF COMMON SHARES
BENEFICIAL OWNER(1)                                     BENEFICIALLY OWNED(2)             BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
Martin F. Schacker(3)                                          2,748,679                         14.75%
David Abel(4)                                                  2,443,622                         13.76%
John P. Feighner, M.D.(5)                                      2,765,306                         15.48%
Robert P. Budetti(6)                                           1,492,817                          8.58%
Alf E. F. Akerman(7)                                             657,708                          3.97%
Bruce J. Bergman, Esq.(8)                                        685,521                          4.13%
Kenneth Cartwright(9)                                          1,233,925                          7.20%
William T. Comer(10)                                             905,089                          5.42%
Aaron Cohen(11)                                                  725,155                          4.38%
Neil Martucci(12)                                                607,643                          3.68%
The William Shenk 1996 Revocable Trust(13)                     1,681,088                         10.12%
All directors and officers as a group
 (__ persons)                                                 15,946,553                         54.82%
--------------------------------------------------------------------------------------------------------------------


(1) Unless otherwise indicated, the address of each person listed below is c/o Tetragenex Pharmaceuticals, Inc., at 1 Maynard Drive, Suite 105, Park Ridge, New Jersey.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3) Martin Schacker is the Chairman and Co-CEO of Tetragenex. His holdings consist of 49,833 common shares of Tetragenex stock which represents .31% of the outstanding common shares which was received from acting as a placement agent for the Company's early stage financing as Chairman of M.S. Farrell. Additionally, as the 2,562,000 options exercisable at $1 per share expiring in the years 2020-2021 were granted to Mr. Schacker as consideration for services provided to the Company as well as the forgiveness of accrued salaries due to Mr. Schacker. Additionally the executive currently owns 62,169 warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 74,677 non-voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011. The warrants consist of options for services provided which were converted into warrants as well as for acting as a placement agent over the years in the Company's private placements. Mr. Schacker is the nephew of David Abel.

(4) Mr. Abel is Vice Chairman and Co-CEO of Tetragenex. His holdings consist of 606,341 common shares of Tetragenex stock which represents 3.8% of outstanding common shares and was obtained from investments into several of the Company's private placements. Additionally Mr. Abel holds 1,438,187 non-voting immediately vesting options exercisable at $1 per share expiring in the years 2020-2021 which were granted for services rendered to the Company as Vice Chairman and Co-CEO as well as the forgiveness of accrued salaries due to Mr. Abel. He also holds 262,864 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 136,230 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 which were obtained from various investments into the Company's private placements as well as for being a partial owner in the investment bank which was the placement agent for several of the Company's offerings. David Abel is the uncle of Martin Schacker.

(5) Dr. Feighner was a consultant for the Company and a member of its Board of Directors. His holdings consist of 807,816 shares of Tetragenex common stock which represents 5.06% of outstanding common shares which he received from several investments in Company's private placements. Secondly he holds 1,010,976 non-voting immediately vested options to purchase Tetragenex common stock at $1 per share expiring in the years 2020-2021 which he received for services provided to the Company as President and director of the Company as well as forgiveness of accrued salaries due to Dr. Feighner. He holds 691,438 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 255,076 nonvoting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 that were obtained as part of investments made in the Company in several private placements as well as from the conversion of previous options granted to Dr. Feighner for services provided to the Company as President. Dr Feighner was a member of the Board of Tetragenex and its former President. All holdings are now part of his estate since his passing in 2006.

(6) Consists of 35,000 common shares of Tetragenex stock which represents .22% of outstanding common shares as well as 1,179,588 non voting options exercisable at $1 per share expiring in the years 2020-2021, 10,000 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 268,229 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011. Mr. Budetti is a member of the Board of Tetragenex.

(7) Alf Akerman is a director of the Company and his holdings consist of 0 common shares of Tetragenex stock as well as 643,125 non voting options exercisable at $1 per share expiring in the years 2020-2021 granted to Mr. Akerman for services provided to the Company as a director, and 14,583 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 received from converting previously issued options received for service provided as director of the Company.

(8) Bruce Bergman is a director of the Company and his holdings consist of 0 common shares of Tetragenex stock as well as 633,125 non-voting options exercisable at $1 per share expiring in the years 2020-2021 granted to Mr. Bergman for services provided to the company as a director. Additionally he holds 20,000 warrants exercisable at $1 per share expiring November 30, 2009 and 32,396 non-voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 received from converting previously issued options received for service provided as director of the company.

(9) Dr. Cartwright is the Chief Scientific Officer and a Board member of Tetragenex and his holdings consist of 27,500 common shares of Tetragenex stock which represents .17% of the outstanding common shares obtained from an investment in the start up of the company. He also holds 1,037,500 non voting options exercisable at $1 per share expiring in the years 2020-2021received for services provided as Director and Chief Scientific Officer as well as 135,502 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 33,423 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 received from converting previously issued options received for service provided as director of the company.

(10) William Comer is a Board member of Tetragenex and his holdings consist of 147,172 common shares of Tetragenex stock which represents .92% of outstanding common shares received from investments in the company's private placements as well as 643,125 non voting options exercisable at $1 per share expiring in the years 2020-2021 for services provided as director of the company. Additionally he holds 112,500 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 2,292 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011 received from several investments into the company as well as for converting previously issued options granted as director of the company.

(11) Aaron Cohen is a board member of Tetragenex and his holdings consist of 111,092 common shares of Tetragenex stock which represents .70% of outstanding common shares received from investments in the company's private placements as well as 518,125 non voting options exercisable at $1 per share expiring in the year 2020 issued for services provided to the company as director. Additionally he holds 91,250 non-voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 4,688 non-voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011.

(12) Neil Martucci is the CFO of Tetragenex and his holdings consist of 2,750 common shares of Tetragenex stock which represents .01% of outstanding common shares received from assisting with the company's private placements as a representative of M.S. Farrell as well as 595,000 non voting options exercisable at $1 per share expiring in the years 2020-2021 received for services provided to the company as CFP, Additionally, he holds 0 non voting warrants to purchase Tetragenex common shares at $1 per share expiring November 30, 2009, and 9,893 non voting warrants to purchase
     Tetragenex common shares at $6 per share expiring November 30, 2011 for assisting the company in fund raisings as a representative of the placement agent of several of the company's fundings.

(13) William  Shenk,  P.O.  Box  1991  La  Jolla  CA is a  beneficial  owner  of
     Tetragenex and his holdings consist of 1,000,000 common shares of Tetragenex stock which represents 6.28% of outstanding common shares as well as 650,000 non voting warrants exercisable at $1 per share expiring November 30, 2009, 667 non voting warrants to purchase Tetragenex common shares at $6 per share expiring November 30, 2011, and 30,421 non voting warrants to purchase Tetragenex common shares at $1.65 per share expiring November 30, 2009

COMPENSATION PLANS
OPTIONS/SAR GRANTS



                         NUMBER OF            % OF TOTAL OPTIONS GRANTED
                        SECURITIES                 TO EMPLOYEES IN
       NAME AND         UNDERLYING     -----------------------------------------     EXERCISE        EXPIRATION
  PRINCIPLE POSITION      OPTIONS        2005            2006           2007           PRICE            DATE
--------------------------------------------------------------------------------------------------------------------
Martin Schacker            115,000(1)                   12.90%                          $1.00       January 2020
  Chairman of the        1,420,000(2)    19.87%                                          1.00       January 2020
  Board/                   177,000(3)     2.48%                                          1.00       January 2020
  Co-CEO                   850,000(4)                                   22.98%           1..00      January 2020


David Abel                 110,000(5)                   12.33%                          $1.00       January 2020
  Co-CEO and               745,000(6)    10.42%                                          1.00       January 2020
  Vice Chairman            283,187(7)     3.96%                                          1.00       January 2020
                           300,000(8)                                    8.10%           1.00       January 2020

Dr. John Feighner,          55,000(9)                                                   $1.00       January 2020
  Director                 225,000(10)    3.15%                                          1.00       January 2020
                           530,976(11)                   6.17%                           1.00       January 2020





                         NUMBER OF            % OF TOTAL OPTIONS GRANTED
                        SECURITIES                 TO EMPLOYEES IN
       NAME AND         UNDERLYING     -----------------------------------------     EXERCISE        EXPIRATION
  PRINCIPLE POSITION      OPTIONS        2005            2006           2007           PRICE            DATE
--------------------------------------------------------------------------------------------------------------------
Robert Budetti             150,000(12)                  16.82%                          $1.00       January 2020
  Director                 530,500(13)    7.42%                                          1.00       January 2020
                           259,588(14)    3.63%                                          1.00       January 2020
                           350,000(15)                                   9.46%           1.00       January 2020

Dr. Kenneth Cartwright      55,000(16)                   6.17%                          $1.00       January 2020
  Director and             110,502(17)    1.54%                                          1.00       January 2020
  Chief Scientific         272,000(18)    3.80%                                          1.00       January 2020
  Officer                  500,000(19)                                  13.51%           1.00       January 2020

Neil Martucci               55,000(20)                   6.17%                          $1.00       January 2020
  Chief Financial          240,000(21)    3.36%                                          1.00       January 2020
  Officer                  300,000(22)                                   8.11%           1.00       January 2020

Other employees and      2,594,049                      50.56%                          $1.00       January 2020
  Board                  2,354,700       32.94%                                          1.00       January 2020
                         1,400,000                                      37.84%           1.00       January 2020
--------------------------------------------------------------------------------------------------------------------


(1) In 2006, the company issued 115,000 options to acquire shares of our common stock to Mr. Schacker. These options were issued to Mr. Schacker for services rendered by as the Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021.

(2) In 2005, we issued 1,420,000 options to acquire shares of our common stock to Mr. Schacker. These options were issued to Mr. Schacker for services rendered by as the Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance.

(3) On December 20, 2005, Mr. Schacker agreed to forego $177,000 in deferred salary and was issued 177,000 options exercisable at $1.00 per share and expiring January 6, 2020 and vest immediately.

(4) In 2007, we issued 850,000 options to acquire shares of our common stock to Mr. Schacker. These options were issued to Mr. Schacker for services rendered by as the Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 10 years after issuance which is July 2017.

(5) In 2006, we issued 110,000 options to purchase shares of our common stock to Mr. Able. These options were issued to Mr. Able for services rendered by as Vice Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021

(6) In 2005, we issued 745,000 options to acquire shares of our common stock to Mr. Able. These options were issued to Mr. Abel for services rendered by as the Vice Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is January 2020.

(7) On December 20, 2005, Mr. Abel agreed to forego $283,187 in deferred salary and was issued 283,187 options exercisable at $1.00 per share and expiring January 6, 2020 and vest immediately.

(8) In 2007, we issued 300,000 options to acquire shares of our common stock to Mr. Able. These options were issued to Mr. Abel for services rendered by as the Vice Chairman of our Board of Directors and as Co-CEO. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 10 years after issuance which is July 2017

(9) In 2006, the company issued 55,000 options to acquire shares of our common stock to Dr. Feighner. These options were issued to Dr. Feighner for services rendered by President and as a member of the board. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021.

(10) In 2005, we issued 225,000 options to acquire shares of our common stock to Dr. Feighner. These options were issued to Dr. Feighner for services rendered by President and as a member of the board. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is January 2020.

(11) On December 20, 2005, Dr. Feighner agreed to forego $530,976 in deferred salary and was issued 530,976 options exercisable at $1.00 per share and expiring January 6, 2020 and vest immediately.

(12) In 2006, we issued 150,000 options to acquire shares of our common stock to Mr. Budetti. These options were issued to Mr. Budetti for services rendered by as the Chief Operating officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021.

(13) In 2005, we issued 530,500 options to acquire shares of our common stock to Mr. Budetti. These options were issued to Mr. Budetti for services rendered by as the Chief Operating officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is January 2020.

(14) On December 20, 2005, Mr. Budetti agreed to forego $259,588 in deferred salary and was issued 259,588 options exercisable at $1.00 per share and expiring January 6, 2020 and vest immediately.

(15) In 2007, we issued 350,000 options to acquire shares of our common stock to Mr. Budetti. These options were issued to Mr. Budetti for services rendered by as the Chief Operating officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 10 years after issuance which is July 2017.

(16) In 2006, we issued 55,000 options to acquire shares of our common stock to Dr. Cartwright. These options were issued to Dr. Cartwright for services rendered by as the Chief Scientific officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021.

(17) On December 20, 2005, Dr. Cartwright agreed to forego $110,502 in deferred salary and was issued 110,502 options exercisable at $1.00 per share and expiring January 6, 2020 and vest immediately.

(18) In 2005, we issued 530,500 options to acquire shares of our common stock to Dr. Cartwright. These options were issued to Dr. Cartwright for services rendered by as the Chief Scientific officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is January 2020.

(19) In 2007, we issued 500,000 options to acquire shares of our common stock to Dr. Cartwright. These options were issued to Dr. Cartwright for services rendered by as the Chief Scientific officer and as director. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 10 years after issuance which is July 2017.

(20) In 2006, we issued 55,000 options to acquire shares of our common stock to Mr. Martucci. These options were issued to Neil Martucci for services rendered by as the Chief Financial Officer. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is July 2021.

(21) In 2005, we issued 240,000 options to acquire shares of our common stock to Mr. Martucci. These options were issued to Neil Martucci for services rendered by as the Chief Financial Officer. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 15 years after issuance which is January 2020.

(22) In 2007, we issued 300,000 options to acquire shares of our common stock to Mr. Martucci. These options were issued to Neil Martucci for services rendered by as the Chief Financial Officer. These options are exercisable at a price of $1.00 per share. Each option is convertible into one share of stock. These options are vested immediately and expire 10years after issuance which is July 2017.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 2004 the company entered into an agreement with the holders of the 725 shares of Class D preferred stock to eliminate the class D preferred shares in exchange for cash payments of $600,000 on the effective date of the bankruptcy and $600,000 one year from the effective date. They were also issued a $2.6 million convertible note payable 53 months from the effective date plus accrued interest at the rate of 3% per annum. On November 23, 2004 three of the entities that comprise the preferred D shareholders agreed to convert their portion of the $600,000 payment into equity. A total of $143,967.60 was converted into 179,960 shares of Tetragenex common stock and the remaining balance was paid. They agreed as well to convert $165,480 of the amount due one year from the effective date into 206,850 shares of common stock and on or about November 23, 2005 the remaining balance of the second $600,000 was paid. In addition $717,241 of the $2.6 million note plus accrued interest was converted into 679,912 shares of common stock. An aggregate of 1,066,722 shares of common stock was issued to the former note holders and approximately $1,800,000 plus interest is due in May 2009. The long-term note due to the former Preferred D holders is secured by the patents of the Company.

Executive officers or persons nominated or charged by us to become directors or executive officers. The Co-CEO and Chairman of the Board, Martin Schacker is the nephew of the Co-CEO and Vice Chairman, David Abel.

There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understanding between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

We believe the foregoing transactions were in our best interests. Our Board of Directors has adopted a policy that any future transactions with affiliates, including without limitation, our officers, Directors, and principal stockholders, will be on terms no less favorable to us than we could have obtained from unaffiliated third-parties. Any such transactions will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

CHANGE IN AUDITORS

CHANGES AND DISAGREEMENTS

On August 2005, the Audit Committee of the Company based on recommendations from our Board of Directors as required by its rotation of independent auditors policy, dismissed our auditing firm Hays and Co. LLP as independent auditors and appointed Demetrius & Company, LLC, as independent auditors of the Company to complete the auditing of our financial statements. We had not completed an audit since the year ending December 31, 2002 due to the bankruptcy and financial restraints. Demetrius & Company, LLC completed our necessary auditing work through December 31, 2006. There were no disagreements as to accounting policies or pronouncements between Hays and Co and ourselves which led to the replacement. In preparation of our financial statements we engaged several consultants to assist us. Our former Chief Financial Officer (CFO), Richard Portney, assisted in preparing the financials and with general accounting work. We early adopted rule 123(R) and thus valued our options and warrants issued using the Black Scholes method. We outsourced the work of calculating that work to an expert in the field.

                            DESCRIPTION OF SECURITIES

GENERAL

Our total authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following descriptions contain all material terms and features of our securities.

COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to share ratably in dividends, subject to the rights of the holders of preferred stock, as may be declared by our Board of Directors out of funds legally available therefore. In the event we are liquidated, dissolved or wound up, holders of the common stock shall be entitled to share ratably in all assets remaining, if any, after payment of liabilities, subject to the rights of the holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

We are authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share. As of the date of this Prospectus, there are 15,926,126 common shares outstanding excluding an aggregate of 23,756,767 shares of common stock which may be issued upon the exercise of currently outstanding options, warrants and convertible notes.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of "blank check" preferred stock, $.01 par value per share, none of which is presently issued or outstanding. Our Board of Directors is authorized to issue such shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of our common stock.

COMMON STOCK PURCHASE WARRANTS AND OPTIONS

As of the date of this Prospectus, there were outstanding warrants to purchase approximately 12,018,514 shares of our common stock and options to purchase 12,018,514 shares of our common stock. The outstanding warrants are distributed as follows: (i) 7,058,796 of the warrants have an exercise price of $1 per share and expire November 30, 2009; (ii) 3,284,396 of the warrants have an exercise price of $6 per share and expire November 30, 2011; (iii) 645,322 of the warrants have an exercise price of $1.65 per share and expire on May 12, 2009.
(iv)1,030,000 of the warrants have an exercise price of $1.30 per share and expire November 30, 2009. Warrants have been issued over the years to investors, placement agents, employees, as well as to vendors for services rendered including legal and accounting. In addition there are 11,738,253 options outstanding with a cashless exercise price of at $1 per share, with 3.7 million expiring in the year 2017 and the rest expiring during the years of 2020 and 2021 ,that were granted to officers, directors and employees for services provided as well as converted accrued salary. Holders of warrants and/or options are not entitled, by virtue of being such a holder, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as our stockholders. In order to receive shares of our common stock a holder of a warrant and/or option must surrender the warrant and/or option, accompanied by payment of the aggregate exercise price of the warrants and/or options to be exercised, which payment may be made, at the holder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing or by the surrender of shares of common stock underlying the warrant and/or option. Upon receipt of duly executed warrants and/or options and payment of the exercise price, we shall issue and cause to be delivered to holders, certificates representing the number of shares of our common stock so purchased.

As part of the Merger, a mandatory warrant and option conversion of Innapharma options and warrants into Tetragenex warrants with a choice between exercise prices of $1 and $6 with extended expirations was effectuated. There are presently 10,405,489 warrants to purchase Tetragenex common stock with exercise prices of $1 or $6. Also included are warrants issued to sales consultants for assistance in the fund raising efforts as well as the possible conversion of accrued compensation to directors and officers.

All Innapharma warrants which were exercisable at $1 or less automatically converted into Tetragenex warrants exercisable at $1 on a 6 for 4 basis. The new Tetragenex warrants exercisable at $1 will have an expiration date of November 30, 2009 and the warrants exercisable at $6 will have an expiration of November 30, 2011.

CALL FEATURE OF WARRANTS. If our common stock trades above $3.00 for 60 days on any exchange and the underlying shares of the warrants are registered, any warrants exercisable for $1.00 that are held in public hands may be called at $0.06 with the special authorization of the Board of Directors. If our common stock trades above $10.00 for 60 days on any exchange and the underlying shares of the warrants are registered, any warrants exercisable for $6.00 that is held in public hands may be called at $0.06 with the special authorization of the Board of Directors. No warrants held by officers, directors or entities as of the date of the confirmation of the Plan and subject to insider trading regulations are bound by the call feature.

TETRAGENEX PHARMACETICALS NM
OPTIONS & WARRANTS SUMMARY


                                                      OPTIONS          WARRANTS           TOTAL
                                                    ------------------------------------------------
BALANCE, 12/31/02                                     2,673,189         3,958,562        6,631,751

Total Granted                                            25,000            50,000           75,000
Granted & Reissued                                            -                 -                -
                                                    ------------------------------------------------
Actual Grants                                            25,000            50,000           75,000
BALANCE, 12/31/03                                     2,698,189         4,008,562        6,706,751

DIP Warrants Issued                                           -           803,750          803,750
11/23/04 Conversion Issuances                                 -           737,703          737,703
Cancelled 11/23/04 Conversion Cancellations                   -        (1,091,563)      (1,091,563)
                                                    ------------------------------------------------
BALANCE, 12/31/04                                     2,698,189         4,458,452        7,156,641

Options Granted 1/6/05                                3,787,500           430,000        4,217,500

BALANCE MARCH 31, 2005                                6,485,689         4,888,452       11,374,141
                                                                                                 -
April 6, 2005 Conversion Warrants Issued                      -         5,114,005        5,114,005
Cancelled Options/Warrants Conversion                (2,698,189)       (3,290,789)      (5,988,978)
                                                    ------------------------------------------------
BALANCE JUNE 30, 2005                                 3,787,500         6,711,668       10,499,168

Options Granted                                       1,777,000                 -        1,777,000
Warrants for 9/26/05 Closing                                  -         1,977,000        1,977,000
Warrants for Consulting                                       -           850,938          850,938
                                                    ------------------------------------------------
BALANCE SEPTEMBER 31, 2005                            5,564,500         9,539,606       15,104,106

Warrants for Closings                                         -           588,293          588,293
Accrued Salary Conversion Warrants                    1,581,753                 -        1,581,753
Consulting Warrants                                           -             2,500            2,500
                                                    ------------------------------------------------
BALANCE DECEMBER 31, 2005                             7,146,253        10,130,399       17,276,652
Options Granted                                               -                 -                -
Warrants from Financing                                       -           275,000          275,000
                                                    ------------------------------------------------
BALANCE MARCH 30, 2006                                7,146,253        10,405,399       17,551,652
                                                                                                 -
Options Granted                                               -                 -                -
Warrants Granted                                              -           352,000          352,000
                                                    ------------------------------------------------
BALANCE JUNE 30, 2006                                 7,146,253        10,757,399       17,903,652
                                                                                                 -
Options Granted                                         852,000                 -          852,000
Warrants Granted                                              -           559,267          559,267
                                                    ------------------------------------------------
BALANCE SEPTEMBER 30, 2006                            7,998,253        11,316,666       19,314,919
                                                                                                 -
Options Granted                                          40,000                 -           40,000
Warrants Granted                                              -            86,055           86,055
                                                    ------------------------------------------------
BALANCE DECEMBER 31, 2006                             8,038,253        11,402,721       19,440,974
Options Granted                                       3,700,000                 -        3,700,000
Warrants Granted                                              -           615,793          615,793
                                                    ------------------------------------------------
BALANCE AUGUST 31, 2007                              11,738,253        12,018,514       23,756,767
                                                    ================================================


                        SHARES ELIGIBLE FOR FUTURE RESALE

We cannot assure you as to the effect, if any, future sales of common stock will have on the market price of our common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants and/or options, all are "restricted securities" as the term is defined in Rule 144 under the Securities Act and under certain circumstances may be sold without registration pursuant to that rule. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three-month period, shares equal to the greater of 1% of the number of the then outstanding shares of our common stock, or if the common stock is quoted on the NASDAQ System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144 with the United States Securities and Exchange Commission. The shares of our common stock do not trade on NASDAQ and we do not believe that they will do so in the foreseeable future. We are unable to predict the effect of any sales made under Rule 144 and Rule 144k may have on the market price of our common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely affect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

Upon effectiveness of this registration statement all of our shares of Common Stock will be eligible for resale

                            SELLING SECURITY-HOLDERS

The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus. The holders listed below all acquired or were granted the shares and warrants in the ordinary course of business. They were issued either as part of our financings or for services provided to the company either financially or scientifically.


                                  SHARES       SHARES       SHARES      SHARES
                                 ISSUABLE     ISSUABLE     ISSUABLE    ISSUABLE                    OWNERSHIP AFTER
                                 UPON THE     UPON THE     UPON THE    UPON THE                       OFFERING
                               EXERCISE OF  EXERCISE OF  EXERCISE OF  EXERCISE OF  SHARES TO    ------------------------
                      SHARES    WARRANTS      WARRANTS     WARRANTS    WARRANTS   SOLD IN THIS  NUMBER OF    PERCENT
       NAME           OWNED       (A)          (B)           (C)        (D)         OFFERING     SHARES      OF CLASS
-----------------------------------------------------------------------------------------------------------------------
Addario, Dominick     12,500          0           0         0              0       12,500         0            0
D'Amico, Louis         1,323          0           0         0              0        1,323         0            0
Fields, Joel           3,880          0         345         0              0        4,225         0            0
Heutmaker,                                                                 0
  William Todd         2,500          0       1,563         0                       4,063         0            0
Madden Savina                                                              0
  Angela & Vita
  Maria
  Incantalupo            551          0           0         0                         551         0            0
Kogan, Charles                                                             0
  and Beatrice         7,500          0           0         0                       7,500         0            0
Klein, Joel            3,457          0         274         0              0        3,731         0            0
Marci, Roger &                                                             0
  Karen                4,271          0       1,563         0                       5,834         0            0
Michaelson, Thomas    64,932     12,500           0         0              0       77,432         0            0



                                  SHARES       SHARES       SHARES      SHARES
                                 ISSUABLE     ISSUABLE     ISSUABLE    ISSUABLE                    OWNERSHIP AFTER
                                 UPON THE     UPON THE     UPON THE    UPON THE                       OFFERING
                               EXERCISE OF  EXERCISE OF  EXERCISE OF  EXERCISE OF  SHARES TO    ------------------------
                      SHARES    WARRANTS      WARRANTS     WARRANTS    WARRANTS   SOLD IN THIS  NUMBER OF    PERCENT
       NAME           OWNED       (A)          (B)           (C)        (D)         OFFERING     SHARES      OF CLASS
-----------------------------------------------------------------------------------------------------------------------
Moeller, Frank         8,239          0         696         0              0        8,935         0            0
Noble, John and                                                            0
  Lenora                   0          0      16,667         0                       16667         0            0
Raimondi Films,                                                            0
  Inc                      0          0         667         0                         667         0            0
Simbieda,                                                                  0
  Frederick            9,031          0         669         0                       9,700         0            0
Wermes, Sylvia         5,000          0           0         0              0        5,000         0            0
Stahl, Stephen (1)         0     50,000           0         0        650,000      700,000         0            0
Rosenthal,                                                           125,000
  Murray(2)                0          0           0         0                     125,000         0            0
Shayegan,                                                            100,000
  Darius(3)                0          0           0         0                     100,000         0            0
Nese, Joseph(4)            0          0           0         0         25,000       25,000         0            0
Strauss,                                                              75,000
  Herbert(5)               0          0           0         0                      75,000         0            0
Shatzberg, Alan(6)         0          0           0         0         15,000       15,000         0            0
Renshaw, Perry(7)          0          0           0         0         25,000       25,000         0            0
Montgomery,                                                           15,000
  Stuart(8)                0          0           0         0                      15,000         0            0
Lindsey, Lucille      25,000          0           0         0              0       25,000         0            0
                  ---------------------------------------------------------------------------------------------------
                     148,184     62,500      21,748         0      1,030,000    1,263,128
                  ---------------------------------------------------------------------------------------------------


1. Dr. Stahl currently serves as the Chair of our Scientific Advisory Board and lead scientific consultant.

2. Dr. Rosenthal, serves as our scientific consultant and has previously performed studies at his clinical research site on Nemifitide.

3.  Mr. Shayegan currently serves as one of our scientific consultants.

4.  Mr. Nese currently serves as one of our financial consultants.

5.  Mr. Strauss currently serves as one of our financial consultants.

6.  Dr. Shatzberg is a member of our Scientific Advisory Board.

7.  Dr. Renshaw is a member of our Scientific Advisory Board.

8.  Dr. Montgomery is a member our Scientific Advisory Board.


                                                                                 OWNERSHIP AFTER OFFERING
                                OPTIONS           SHARES TO BE SOLD    --------------------------------------------
NAME                             OWNED            IN THIS OFFERING       NUMBER OF SHARES       PERCENT OF CLASS
--------------------------------------------------------------------------------------------------------------------
Akerman, Alf(1)                  225,000                225,000                  0                      0
Abel, David(2)                   300,000                300,000                  0                      0
Comer, William(3)                350,000                350,000                  0                      0
Budetti, Robert(4)               350,000                350,000                  0                      0
Cartwright, Ken(5)               500,000                500,000                  0                      0
Cohen, Aaron(6)                  225,000                225,000                  0                      0
Bergman, Bruce(7)                225,000                225,000                  0                      0
Schacker, Martin(8)              850,000                850,000                  0                      0
Hamlin, Jack(9)                  200,000                200,000                  0                      0
Martucci, Neil(10)               300,000                300,000                  0                      0
Nicolau, Gabriela(11)             35,000                 35,000                  0                      0
Freed, Jeffrey(12)                20,000                 20,000                  0                      0
Hlavka, Joseph(13)                20,000                 20,000                  0                      0
Connolly, Suzanne(14)             35,000                 35,000                  0                      0
Miller, Charles(15)               10,000                 10,000                  0                      0
Ablin, Richard(16)                25,000                 25,000                  0                      0
Portney, Richard(17)               20000                 20,000                  0                      0
Ehrensing, Rudolph(18)            10,000                 10,000                  0                      0
                             --------------------------------------------------------------------------------------
  TOTAL                        3,700,000              3,700,000                  0                      0
                             ======================================================================================


1.   Mr. Akerman currently serves on our Board of Directors.

2.   Mr. Able is currently the Co-CEO and Vice Chairman of the Board.

3.   Mr. Comer currently serves on our Board of Directors.

4.   Mr. Budetti currently serves on our Board of Directors.

5. Dr. Cartwright currently serves as our Chief Scientific Officer and is a member of our Board of Directors.

6.   Mr. Cohen currently serves on the board of directors

7.   Mr. Bergman currently serves on our Board of Directors.

8.   Mr Schacker currently serves as Co-CEO and Chairman of the Board.

9.   Mr. Hamlin is our Vice President of Operations, Secretary and Treasurer.

10.  Mr. Martucci is our CFO.

11.  Dr. Nicolau is one of our scientific consultants.

12.  Dr. Freed is one of our scientific consultants.

13.  Dr. Hlavka is one of our scientific consultants.

14.  Mrs. Connolly is our administrative assistant.

15.  Mr. Miller is the assistant to the Chief Executive Officers.

16.  Dr. Ablin is one of our scientific consultants.

17.  Mr. Portney is our financial and accounting consultant.

18.  Dr. Ehrensing is our financial consultant.

In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the SEC, under the Securities Act, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement in effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders. In accordance with the Securities Act, certain of the selling security holders may not use the shares of our common stock sold under this registration statement to cover short positions taken since this registration statement was filed.

                              PLAN OF DISTRIBUTION


Our common stock is traded on the Over the Counter Bulletin Board under the symbol "TTRX". On October 9, 2007, the closing price of our common stock was $.51 per share. There is currently a limited market in our common stock, and we do not know whether an active market in our common stock will develop.


Our shares of common stock offered hereby by the selling security holders may be sold from time to time by such selling security holders, or by pledges, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Our shares of common stock may be sold:

    o on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

    o   in privately negotiated transactions.

Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale. Transactions involving brokers or dealers may include, without limitation, the following:

    o   ordinary brokerage transactions,

    o   transactions in which the broker or dealer solicits purchasers,

    o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

    o purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.

In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker-dealer or agent that participates with the selling stockholders in the sale of the shares by them may, be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker dealer or agent regarding the sale of the notes and the underlying common stock by selling securityholders. Selling securityholders may not sell any or all of the notes and underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in the transaction, or both.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. None of our selling security holders has agreed not to sell more than a certain number of shares during any single period of time, whether or not based upon the occurrence of any term or fulfillment of any condition.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling stockholders may be deemed to be engaged in distribution of common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

    1. Not engage in any stabilization activities in connection with our common stock;

    2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

    3. Not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1933

This Prospectus also relates to the sale of up to 5,000,000 shares of our common stock that are being offered for cash directly for our account.


We intend to sell our common stock during the 90-day period following the date of this Prospectus at a fixed price between $0.50 and $0.75 per share. There is no minimum number of shares that must be sold by us during the 90-day selling period, and the proceeds may be placed in escrow, trust or any similar account.


Pursuant to an agreement dated August 16, 2007, we engaged Equity Source Partners, LLC (the "Placement Agent") to act as the exclusive placement agent in connection with our sale of 5,000,000 shares of our common stock on a "best efforts" basis. As compensation for its efforts, the Placement

Agent will receive (a) a cash fee equal to 8% of the gross proceeds received from the sale of securities, (b) reimbursement of $25,000 of non-accountable expenses inclusive of legal fees incurred by the Placement Agent in connection with the Offering, (c) 5 year warrants to purchase 8% of the gross number of the Company's common stock sold at each closing. No assurance can be given that any such shares will be sold.

We are relying upon Rule 3a4-1 of the Securities Act of 1933, as amended, to not deem such persons associated with us as brokers. None of such persons are registered broker-dealers or affiliates of broker-dealers, and in the event and to the extent that members of our management sell shares, no commissions or other remuneration based either directly or indirectly on transaction in securities will be paid to such persons. In addition, such persons conduct their selling activity in accordance with paragraph (a)(4)(ii) of Rule 3a4-1, in that each person primarily performs substantial duties for the issuer other than in connection with transactions in securities, each person is not a broker or dealer or affiliated with a broker or dealer in the last twelve months and each person does not participate in selling an offering of securities more than once every twelve months other than as permitted under Rule 3a4-1.

                              LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP at 600 Lexington Avenue, New York, New York 10022.

                                     EXPERTS

The financial statements and schedules included in this Prospectus and in the Registration Statement have been audited by Demetrius & Company, L.L.C. independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                                 TRANSFER AGENT

Our transfer agent is Transfer Online, Inc., located at 317 SW Adler Street, 2nd Floor, Portland, Oregon 97204.

       DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange

Commission. The omitted information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission at www.sec.gov. Copies of such material can be obtained from the public reference section of the Securities and Exchange Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                                   FINANCIALS

                                    CONTENTS

                                                                           PAGE

Report of Independent Registered Public Accounting Firm.....................F-1

FINANCIAL STATEMENTS

   Balance Sheet............................................................F-2

   Statement of Operations..................................................F-3

   Statement of Cash Flows..................................................F-4

   Statement of Stockholders' Equity........................................F-5

   Notes to Condensed Financial Statements..................................F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders of Tetragenex Pharmaceuticals, Inc.

We have audited the accompanying balance sheet of Tetragenex Pharmaceuticals, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Tetragenex Pharmaceuticals, Inc. as of December 31, 2006, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.


/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
March 27, 2007

                                   TETRAGENEX
                                  BALANCE SHEET
                             AS OF JUNE 30, 2007 AND
                                DECEMBER 31, 2006


                                                                             DECEMBER 31,           JUNE 30,
                                                                                 2006                 2007
---------------------------------------------------------------------------------------------------------------
                                                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                 $   1,965,960       $   1,200,826
  Prepaid insurance and other current assets                                       18,169              23,257
                                                                            ---------------------------------
                                                                                1,984,129           1,224,083

Property and equipment, net                                                         9,647               6,917
Security Deposit                                                                   18,958              18,958
Patents, net                                                                      399,595             426,592
                                                                            ---------------------------------
                                                                            $   2,412,329       $   1,676,550

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses                                             873,206             989,569
Accrued interest                                                                  120,955             149,634
                                                                            ---------------------------------
  Total current liabilities                                                       994,161           1,139,202

LONG TERM LIABILITY
Notes payable                                                                   1,882,362           1,882,362
                                                                            ---------------------------------
  Total liabilities                                                             2,876,523           3,021,564
                                                                            ---------------------------------

COMMITMENTS AND CONTINGENCIES:
------------------------------
STOCKHOLDERS' EQUITY
Class A preferred stock - $.01 par value - 5,000,000 shares authorized;
  0 shares outstanding                                                                  -                   -
Common stock - $.001 par value - 50,000,000 shares authorized
  15,901,126 shares issued and outstanding                                         15,901              15,901
Additional paid-in capital                                                     98,932,619          99,705,137
Accumulated deficit                                                           (99,412,714)       (101,066,053)
                                                                            ---------------------------------
  Total stockholders' equity                                                     (464,194)         (1,345,015)
                                                                            ---------------------------------
                                                                            $   2,412,329       $   1,676,550
                                                                            =================================


   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                                   TETRAGENEX
                            STATEMENTS OF OPERATIONS


                                                                YEAR ENDED                 SIX MONTHS ENDED
                                                               DECEMBER 31,                    JUNE 30,
                                                      -----------------------------  -------------------------------
                                                           2006           2005           2007            2006
--------------------------------------------------------------------------------------------------------------------
                                                                                      (unaudited)
REVENUE
Contract revenue                                       $           -  $           -  $           -  $           -
                                                      --------------------------------------------------------------
                                                                   -              -              -              -

OPERATING EXPENSES
Research and development                               $      41,068  $   1,220,935  $       4,469  $      36,708
Compensation expense                                       1,818,029      7,132,234        419,338        450,743
Travel                                                        90,507         43,524         41,167         31,541
General and administrative                                   305,059        305,487        112,771        127,968
Professional fees                                            165,981        243,396         83,646         92,096
Payroll taxes and employee benefits                           80,920        136,636         46,336         48,902
Consulting fees                                              333,841        387,202        876,589        152,281
Rent and occupancy                                           120,561        133,829         50,073         52,686
Compensation Incurred from Warrant Restructuring                   -      2,451,419              -              -
Depreciation and amortization                                 43,854         61,943         21,439         20,811
                                                      --------------------------------------------------------------
LOSS BEFORE OTHER INCOME(EXPENSE) AND TAX BENEFIT         (2,999,820)   (12,116,605)    (1,655,828)    (1,013,736)

OTHER INCOME (EXPENSE)
Relief From Liabilities                                            -         56,314              -              -
Interest income and other                                     88,053         23,443         31,168         41,617
Interest expense                                             (57,872)       (59,148)       (28,679)       (28,679)
                                                      --------------------------------------------------------------
LOSS BEFORE TAX BENEFIT                                   (2,969,639)   (12,095,996)    (1,653,339)    (1,000,798)

Sale of Tax Loss                                               5,638        315,278              -              -
                                                      --------------------------------------------------------------
NET LOSS                                               $  (2,964,001) $ (11,780,718) $  (1,653,339) $  (1,000,798)
                                                      ==============================================================

Basic and diluted net loss per share                   $       (0.19) $       (0.92) $       (0.10) $       (0.07)
                                                      ==============================================================

Weighted average common shares outstanding                15,490,298     12,811,243     15,901,126     15,159,226
                                                      ==============================================================


   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                                   TETRAGENEX
                             STATEMENT OF CASH FLOWS


                                                                   YEAR ENDED                SIX MONTHS ENDED
                                                                  DECEMBER 31,                   JUNE 30,
                                                      -----------------------------  -------------------------------
                                                               2006          2005           2007          2006
--------------------------------------------------------------------------------------------------------------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                   $ (2,964,001) $(11,780,718)  $ (1,653,339) $ (1,000,798)
  ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED IN
    OPERATING ACTIVITIES
    Warrant Restructuring                                             -     2,433,041
    Depreciation and amortization                                43,854        61,943         21,440        20,811
    Stock, option and warrant compensation                    1,097,368     7,920,940        772,518        13,950
  CHANGES IN OPERATING ASSETS AND LIABILITIES
    Prepaid insurance and other current assets                   57,403       135,275         (2,623)       32,390
    Accounts payable and accrued expenses                       132,413    (1,172,459)       113,898       (15,228)
    Accrued interest payable                                     57,872        57,203         28,679        28,679
                                                          ----------------------------------------------------------
        Net cash used in operating activities                (1,575,091)   (2,344,775)      (719,427)     (920,196)
                                                          ----------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for property and equipment                             (3,485)       (4,372)
Cash paid for patents                                           (63,793)      (82,773)       (45,707)      (38,039)
                                                          ----------------------------------------------------------
        Net cash (used in) provided by investing                (67,278)      (87,145)       (45,707)      (38,039)
         activities
                                                          ----------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock                        1,334,627     3,542,251              -     1,327,127
Payment of notes payable                                              -      (446,305)             -
                                                          ----------------------------------------------------------
        Net cash provided by financing activities             1,334,627     3,095,946              -     1,327,127
                                                          ----------------------------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS           (307,742)      664,026       (765,134)      368,892

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  2,273,702     1,609,676      1,965,960     2,273,702
                                                          ----------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $  1,965,960  $  2,273,702   $  1,200,826  $  2,642,594
                                                          ==========================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for taxes                                                                     $   2,716.    $   6,597.00
Cash paid for interest                                     $          -  $          -   $          -  $          -
                                                          ==========================================================

NON-CASH TRANSACTIONS
Stock, options, and warrants issued for compensation          1,097,368     7,920,940        772,518        13,950
--------------------------------------------------------------------------------------------------------------------


   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                                   TETRAGENEX
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006
                       AND SIX MONTHS ENDED JUNE 30, 2007


                                                   SHARES ISSUED
                                                  AND OUTSTANDING
                                            ---------------------------  ADDITIONAL
                                                COMMON         COMMON      PAID-IN       ACCUMULATED
                                                STOCK #        STOCK $      CAPITAL         DEFICIT        TOTAL
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2004                     10,827,927      $ 10,828  $ 82,410,819   $(84,667,995) $ (2,246,348)
                                            ------------------------------------------------------------------------

Issuance of common stock for cash               3,708,961         3,708     3,582,012              -     3,585,720
Conversion of Dip Notes and Interest into
  Common Stock                                     64,932            65        51,881              -        51,946
Warrant Restructuring                                   -             -     2,433,041              -     2,433,041
Issuance of Common Stock and Options for
  Services                                         36,218            37     7,877,433              -     7,877,470
Cancellation of Preferred A Stock Dividends             -             -       146,701              -       146,701
Net Loss                                                -             -             -    (11,780,718)  (11,780,718)
                                            ------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2005                     14,638,038        14,638    96,501,887    (96,448,713)       67,812

Issuance of Common Stock for Cash               1,249,138         1,249     1,372,245              -     1,373,494
Issuance of Common Stock and Options for
  Services                                         13,950            14     1,058,487              -     1,058,501
Net Loss                                                -             -             -     (2,964,001)   (2,964,001)
                                            ------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2006                     15,901,126        15,901    98,932,619    (99,412,714)     (464,194)

Issuance of Common Stock and Options for
  Services                                              -             -       772,518              -             -
Net Loss                                                -             -             -     (1,653,339)   (1,653,339)
                                            ------------------------------------------------------------------------
UNAUDITED BALANCE, JUNE 30, 2007               15,901,126        15,901    99,705,137   (101,066,053)   (2,117,533)
                                            ========================================================================


   THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                                    NOTES TO
                         CONDENSED FINANCIAL STATEMENTS

THE COMPANY

Tetragenex Pharmaceuticals, Inc. ("Tetragenex" or the "Company") was incorporated in 2001 in the State of Delaware and our predecessor, Innapharma, Inc., was incorporated in 1989 in the State of Delaware ("Innapharma"). The corporate headquarters of Tetragenex are located in Park Ridge, New Jersey. On November 23, 2004, Innapharma merged into its wholly owned subsidiary Tetragenex. As part of the merger, all existing shares, options and warrants were converted into securities of Tetragenex on a 1-for-4 basis. All numbers relating to shares of the Company have been restated to reflect the 1-for-4 conversion ratio.

Tetragenex is a biopharmaceutical company working to discover, develop and commercialize proprietary pharmaceutical products that treat serious diseases for which current therapies are inadequate. The Company has developed and patented a novel platform of pharmaceutical "small chain" peptides that treat depression, anxiety and other central nervous system disorders. The Company's leading product candidate, the antidepressant compound Nemifitide, is currently in human clinical trials.

Tetragenex has also discovered, synthesized and is currently developing a platform of new and unique chemically modified tetracycline molecules to be used in the treatment of certain types of cancer and treatment resistant bacterial infections. These tetracycline-based product candidates are currently in the pre-clinical development stage.

On January 26, 2007 the Securities and Exchange Commission declared our SB-2 effective. The Company is current in all of its filings. On June 14, 2007 the NASD approved Tetragenex Pharmaceuticals, Inc. to be quoted on the NASDAQ Bulletin Board under the symbol TTRX.

RECENTLY ISSUED ACCOUNTING STANDARDS

The FASB has recently announced a new interpretation, FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which will be effective for fiscal years beginning after December 15, 2006, FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company does not believe the adoption of FIN 48 will impact its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" ("SFAS 157"). SFAS 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We plan to adopt the provisions of SFAS 157 on November 1, 2008. The implementation of SFAS 157 is not expected to have a material impact on our results of operations or financial condition.


QUANTIFYING AND EVALUATING THE MATERIALITY OF UNRECORDED MISSTATEMENTS

In September 2006, the SEC issued SAB No. 108 ("SAB 108"), which addresses the process for considering the effects of prior year misstatements when quantifying misstatements in current year financial statements. SAB 108 expresses the SEC Staff's views regarding the process of quantifying

                                    NOTES TO
                UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONT'D)


financial statement misstatements. The interpretations in SAB 108 are intended to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build-up of improper balance sheet amounts. The application of SAB 108 is effective for financial statements issued for an interim period of the first fiscal year ending after November 15, 2006. We will adopt the interpretations of SAB 108 on November 1, 2006. The implementation of SAB 108 is not expected to have a material impact on our results of operations or financial condition.

In February 2007, the FASB issued SFAS NO. 159. "The Fair Value Option for Financial Assets and Financial Liabilities"("SFAS"). SFAS 159 permits all entities to chose to measure eligible items at fair value at specified election dates. The company is currently assessing the impact of adopting SFAS 159 on its consolidated financial statements.


INTERIM FINANCIAL STATEMENTS

Financial statements as of June 30, 2007 and for the six month periods ended June 30, 2007 and 2006, have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. The interim condensed financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2006 and 2005 as appearing in the Company's form 10K SB filed on March 30, 2007.

NOTES PAYABLE

The Company has one $1,882,362 promissory note outstanding which is due on April 23, 2009, which carries 3% interest. The note is convertible into common shares at $5 per share at the discretion of the holder of the note. The note is secured by the patents of the Company. .

STOCKHOLDERS' EQUITY

STOCK OPTIONS
-------------

On June 30, 2007 there were a total of 8,038,253 options outstanding all exercisable at $1 per share expiring 15 years from issuance which is during the years 2020 and 2021.


WARRANTS
--------

At June 30, 2007, the Company had outstanding warrants to purchase 11,863,514 shares of the Company's common stock at exercise prices of $1, $1.30, $1.65 and $6 per share. These warrants have expirations of November 30, 2009, March 30, 2012, April 30, 2009 and November 30, 2011 respectively.

                                    NOTES TO
                UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONT'D)

The following table presents, for each of the following classes of warrants as determined by range of exercise price, the information regarding warrants outstanding and weighted-average exercise price as of June 30, 2007.


                             WARRANTS OUTSTANDING
                      ------------------------------------
                                             WEIGHTED
RANGE OF EXERCISE        NUMBER OF           AVERAGE
      PRICE              WARRANTS         EXERCISE PRICE
-------------------   ----------------   -----------------
      $1.00                 7,058,796          $1.00
      $1.30                   875,000          $1.30
      $1.65                   645,322          $1.65
      $6.00                 3,284,396          $6.00
-------------------   ----------------   -----------------

COMMON STOCK TRANSACTIONS
-------------------------

There were no common stock transactions during the second quarter of 2007.

COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

On December 15, 1999, the Company entered into a three-year employment agreement with its co-Chief Co-CEO Officer and co-Chairman of the Board (the "Co-CEO"). The agreement provided for an annual base salary of $160,000, subject to a minimum ten percent annual increase. On February 6, 2001, in view of the Co-CEO's efforts on behalf of the Company and his performance, the Company's Board of Directors (i) increased his annual salary to $250,000 with no automatic annual increases, and extended the term of his employment agreement for an additional two years and (ii) granted the Co-CEO a ten-year option to acquire 125,000 shares of the Company's common stock at an exercise price of $17 per share, one third of which vested immediately, one third of which vested on February 6, 2002, and the final third vested on February 6, 2003. On December 11, 2001, in consideration of services provided to the Company, the Board of Directors (i) further increased his annual salary to $300,000, (ii) further extended the term of the agreement by one year, through and including December 15, 2005 and (iii) granted the Co-CEO an additional, immediately vested five-year option to acquire 125,000 shares of the Company's common stock at an exercise price of $17 per share. On April 6, 2003, as a result of the Company's cost reduction, the Co-CEO agreed to defer half of his $300,000 yearly salary. In December 2005 the Co-CEO agreed to convert $177,000 of his deferred salary into 177,000 options to purchase shares of Tetragenex common stock at $1 per share expiring December 20, 2020. On June 30, 2007 the Co-CEO had deferred compensation totaling $276,432. The Co-CEO was granted an aggregate of 1,420,000 options exercisable at $1 per share and expiring in 2020 during 2005 and another 115,000 in 2006 under the same terms. The co-CEO is the nephew of the Company's other co-Chief Executive Officer, David Abel.

All officers, directors and employees of the Company at the time of the bankruptcy agreed to defer a portion or all of their compensation. On June 30, 2007, there was $805,191 deferred compensation from officers and employees and $143,750 from board members. During 2006, additional salaries and

                                    NOTES TO
                UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONT'D)


compensation in the amounts of $341,124 was accrued from officers and employees and $50,000 from directors.

It is anticipated that the majority of accrued payments will be converted into warrants of the Company on a 1-for-1 basis.

LITIGATION
----------

At June 30, 2007 the Company was not involved in any ongoing litigation.

RISKS AND UNCERTAINTIES

The Company is subject to risks common to companies in the biopharmaceutical industry, including, but not limited to, successful commercialization of product candidates, protection of proprietary technology and compliance with Food and Drug Administration (the "FDA") regulations.

As reflected in the accompanying consolidated financial statements, the Company has incurred significant recurring losses from operations and negative operating cash flows, which have been financed primarily by proceeds from stock and debt issuances. As a result, the Company had an accumulated deficit of $101,066,052 and $97,442,534 at June 30, 2007 and 2006, respectively.

Management plans to provide for additional working capital and funds for the continued development of its products through private or public sales of the Company's common stock. The Company's ability to obtain such financing is contingent upon continued progress in its drug development efforts and its ability to access capital resources. Management is also attempting to enter into an agreement with a major pharmaceutical company to co-develop its antidepressant drug, which may generate significant cash flows for the Company. However, no assurance can be given as to the Company's ability to enter into such an agreement or successfully complete an IPO, or complete future private placements.


LEASE OBLIGATIONS

On March 12, 2003, the Company entered into an operating lease for its current office space in Park Ridge, New Jersey. The lease commenced on March 31, 2003, and expires on March 31, 2007, and required monthly base rental payments of $10,200 plus certain annual escalation. In December 2006, the Company entered into a 5-year lease operating lease to rent different space in the same building where it is currently situated which requires monthly base rental payments of $6,300 per month and expires in December 2011.

The approximate aggregate minimum rental commitments on these leases are as follows:

YEAR ENDING DECEMBER 31,
------------------------------------------------------
2007                                           87,300
2008                                           75,600
2009                                           75,600
2010                                           75,600
2011                                           75,600
                                      ----------------
Total minimum lease payments              $   389,700
                                      ================

                                    NOTES TO
                UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONT'D)


The rental expense was $124,039 and $133,504 for the years ended December 31, 2006 and 2005, respectively.

401(k) PROFIT SHARING PLAN

In December 1993, the Company adopted a 401(k) Profit Sharing Plan (the "401(k) Plan"), effective as of January 1, 1994. All employees of the Company who have attained the age of 21 are eligible to participate in the 401(k) Plan. The 401(k) Plan permits eligible employees to make voluntary contributions to the 401(k) Plan up to the dollar limit set by law. The Company may, but does not currently, contribute discretionary matching contributions in any amount to be determined on an annual basis by the Board of Directors. Each eligible participant's share of the Company's contribution vests over a seven-year period beginning with the first full year of service at the rate of 15% per year. The Company is in the process of terminating its 401(k) Plan.

SUBSEQUENT EVENTS

On July 26, 2007 the board unanimously approved the granting of 3.7 million options which initially was granted on May 29, 2007 to officers, directors, employees and consultants of the Company outside of the 2007 Stock Option Plan (the "Plan") in the event the Plan is not approved by the Company's stockholders for unforeseen reasons. A Form 8-K was filed with the Securities and Exchange Commission (the "Commission") with regards to this transaction. In addition each officer and director filed a Form S-4 as needed.

An aggregate of 55,000 warrants to purchase the Company's common stock at $1.30 per share was issued to three individuals who agreed to become members of the Company's revised Scientific Advisory Board.

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.






                        TETRAGENEX PHARMACEUTICALS, INC.

                           --------------------------

                                 UP TO 9,963,128
                             SHARES OF COMMON STOCK

                           --------------------------

                                   PROSPECTUS
















                            October __________, 2007

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL," permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to us or our stockholders for monetary damages for some breaches of fiduciary duty. Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL, which we refer to as "Section 145," in summary, empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

With respect to any action by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) they actually and reasonably incur in connection with the defense or settlement of the action or suit, provided that person meets the standard of conduct described in the preceding paragraph. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

Paragraph SIXTH of our Certificate of Incorporation contains a provision which eliminates the personal liability of our directors to us and our stockholders for monetary damages for unintentional breach of a director's fiduciary duty to us. This provision does not permit any limitation on, or elimination of the liability of a director for disloyalty to us or our stockholders, for failing to acting good faith, for engaging in intentional misconduct or a knowing violation of law, for obtaining an improper personal benefit or for paying a dividend or approving a stock repurchase that would be illegal under the DGCL.

Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in our right (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

EXPENSES:                                                        DOLLAR AMOUNT
Securities and Exchange Commission Registration Fee                 $   397.82
EDGARization, Printing and Engraving                                $ 5,000.00
Accounting Fees and Expenses                                        $ 5,000.00
Legal Fees and Expenses                                             $20,000.00
Miscellaneous                                                       $ 2,000.00
TOTAL                                                               $32,397.82

                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities as described below. We believe that the issuances of the following securities were considered to be exempt from registration under Section 4(2) of the Securities Act, and the regulations promulgated there under. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in
connection  therewith,   except  as  disclosed  below.  The  purchasers  of  the
securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

Shortly after we filed for bankruptcy we commenced a DIP financing. We raised $1,707,500 in the financing and issued 853,750 warrants to purchase shares of Tetragenex common stock at $1 per share expiring November 30, 2009. Under terms of the agreement the purchaser received one warrant for every $2 invested as well as a note for the principal amount plus 10% interest per annum for as long as the note was outstanding. The note plus interest was automatically converted into common shares upon the first closing of the private placement dated August 2004.

In April 2004, we reached an agreement with the lone Class C preferred shareholder remaining for him to convert his remaining Class C shares into 100,000 common shares of Tetragenex stock.

On November 23, 2004, the Company issued 2,371,591 shares of common stock through a private placement at $.80 per share. As a result of this transaction the Company raised gross proceeds of $1,897,273 cash. Secondly on the same date the DIP notes plus interest converted into common shares. A total of $1,746,724 of notes and accrued interest was converted into 2,183,406 shares of common stock. A total of $89,225 of the amount consisted of interest on the notes. There was an additional $100,000 in notes payable outstanding on December 31, 2004 which were derived from the DIP financing.

In May 2004, the Company entered into an agreement with the holders of the 725 shares of Class D preferred stock to eliminate the class D preferred shares in exchange for cash payments of $600,000 on the effective date of the bankruptcy and $600,000 one year from the effective date. They were also issued a $2.6 million convertible note payable 53 months from the effective date plus accrued interest at the rate of 3% per annum. On November 23, 2004 three of the entities that comprise the preferred D shareholders agreed to convert their portion of the $600,000 payment into equity. A total of $143,967.60 was converted into 179,960 shares of Tetragenex common stock. They agreed as well to convert $165,480 of the amount due one year from the effective date into 206,850 shares of common stock. In addition $717,241 of the $2.6 million note plus accrued interest was converted into 679,912 shares of common stock. An aggregate of 1,066,722 shares of common stock was issued to the former note holders. The long term note due to the former Preferred D holders is secured by the patents of the Company.

On January 5, 2005, the Company issued an aggregate of 3,787,500 options to officers, directors and employees of the Company. The options have an exercise price of $1 per share and expire April 6, 2021.

All the proceeds were raised pursuant to Rule 506 of Regulation D, the Company did not offer nor solicited none accredited investors as defined under Rule 501. All the investors have represented that they were accredited and provided the Company with such information.

On April 6, 2005, the Company had the final closing of its private placement dated Aug 20, 2004. The Company issued an aggregate of 1,143,668 common shares of its stock and received cash proceeds of $914,934. Additionally 64,932 common shares were issued from conversion of the remaining DIP notes and interest.

On August 23, 2005, an aggregate of 1,777,000 options were granted to officers, directors and employees of the Company also with an exercise price of $1 per share and an expiration date of April 6, 2021.

In 2005, an aggregate of 240,000 warrants exercisable at $1 per share expiring 11/30/09 were granted to the various clinical sites that performed studies for us.

Also in 2005, aggregates of 200,000 and 300,000 warrants exercisable at $1 per share expiring 11/30/09 was granted to 2 legal firms for services provided and to consultants for assistance in fundraising and other corporate functions respectively.

In December 2005, several members of the management team, employees and board members agreed to convert either all or some of their deferred salaries or deferred payments due into options of the Company. An aggregate of $1,581,753 of accrued salaries was converted into 1,581,753 options to purchase Tetragenex common stock at $1 per share expiring December 2020.

From November 2005 through February 2006 pursuant to our private placement dated October 2005 we issued 3,310,000 common shares and 3,310,000 warrants to purchase additional common shares at $1 per share expiring November 30, 2009. We received gross proceeds of $3,310,000. The Company paid fees totaling approximately $50,000 to individuals who assisted in the fund raising process.

An aggregate of 46,018 common shares was issued to an individual for accounting services provided during 2005 and first quarter 2006.

In July 2006, the board awarded an aggregate of 853,000 options to purchase Tetragenex common shares at $1.00 per share expiring January 6, 2020 to officers, directors, employees and consultants of the Company.

In July 2007, the Company issued an aggregate of 3,700,000 options to purchase Tetragenex common shares at $1.00 per share expiring January 6, 2020 to officers, directors, employees and consultants of the Company.

We believed Section 4(2) was available because:

     i.   the offer and sale did not involve a public offering;

     ii.  all certificates were marked with restrictive legends;

     iii. each investor represented they were sophisticated enough to evaluate the merits of the investment; and

     iv. each investor or consultant had a preexisting relationship with Martin Schater

                                    EXHIBITS



1.1(1) Placement Agent Agreement between Equity Source Partners, LLC and Tetragenex Pharmaceuticals, Inc.


2.1(1)   Final order of the bankruptcy of Innapharma, Inc.

3.1.1(1) Amended  and  Restated   Certificate  of  Incorporation  of  Tetragenex
         Pharmaceuticals, Inc.

3.1.2(1) Amended and Restated By-laws of Tetragenex Pharmaceuticals, Inc.

3.2(1) Certificate of Authority to do business in the State of New Jersey of Tetragenex Pharmaceuticals, Inc.

3.2.1(1) Certificate of Correction of Certificate of Merger

4.1(1)   Promissory Note


5.1(3)   Opinion of Gersten Savage LLP.


10.1(1) Employment Agreement with Martin Schacker dated October 28, 1999, as amended.

10.2(2)  Definitive Agreement with Dr. Stephen Stahl, dated May 29, 2007.

14(1)    Code of Ethics

16(1)    Letter from Former Auditor

23.1*    Consent of Demetrius & Company, LLC


23.2(3) Consent of Gersten Savage, LLP (included in the opinion filed as Exhibit 5.1).


99.1(1)  Patent Security  Agreement


*   Filed herewith.
(1) Previously filed with the Company's Registration Statement on Form SB-2 filed with the Commission on June 13, 2007.
(2) Previously filed with the Company's Current Report on Form 8-K, filed with the Commission on May 31, 2007.

(3) Previously filed with this Registration Statement.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(3) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser:

(1) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, County of New York on October 15, 2007.




                        TETRAGENEX PHARMACEUTICALS, INC.


                        By:  /s/ Martin F. Schacker
                             ---------------------------------------------------
                        Co-Chief Executive Officer and Chairman of the Board



                        By: /s/ David Abel
                            ----------------------------------------------------
                        Co-Chief Executive Officer, Vice Chairman of the
                        Board and Treasurer


                        By: /s/ Neil Martucci
                            ----------------------------------------------------
                        Chief Financial Officer and Principal Accounting
                        Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



SIGNATURE                         CAPACITY IN WHICH SIGNED                  DATE
---------                         ------------------------                  ----
/s/ Martin F. Schacker            Co-Chief Executive Officer and Chairman   October 15, 2007
---------------------------       of the Board
Martin F. Schacker




/s/ David Abel                    Co-Chief Executive Officer, , Vice        October 15, 2007
---------------------------       Chairman of the Board and Treasurer
David Abel



/s/ Neil Martucci                 Chief Financial Officer and Principal     October 15, 2007
---------------------------       Accounting Officer
Neil Martucci




/s/ Robert P. Budetti              Director                                  October 15, 2007
---------------------------
Robert P. Budetti


/s/ Kenneth Cartwright             Senior Vice President of Drug             October 15, 2007
---------------------------        Developments Regulatory Affairs and
Kenneth Cartwright                 Director


/s/ Alf E. Akerman                 Director                                  October 15, 2007
---------------------------
Alf E. Akerman


/s/ Bruce J. Bergman, Esq.         Director                                  October 15, 2007
---------------------------
Bruce J. Bergman, Esq.


/s/ William T. Comer, Ph.D         Director                                  October 15, 2007
---------------------------
William T. Comer, Ph.D


/s/ Aaron Cohen                    Director                                  October 15, 2007
---------------------------
Aaron Cohen


EXHIBITS



1.1(1) Placement Agent Agreement between Equity Source Partners, LLC and Tetragenex Pharmaceuticals, Inc.


2.1(1)   Final order of the bankruptcy of Innapharma, Inc.

3.1.1(1) Amended  and  Restated   Certificate  of  Incorporation  of  Tetragenex
         Pharmaceuticals, Inc.

3.1.2(1) Amended and Restated By-laws of Tetragenex Pharmaceuticals, Inc.

3.2(1) Certificate of Authority to do business in the State of New Jersey of Tetragenex Pharmaceuticals, Inc.

3.2.1(1) Certificate of Correction of Certificate of Merger

4.1(1)   Promissory Note


5.1(3)   Opinion of Gersten Savage LLP.


10.1(1) Employment Agreement with Martin Schacker dated October 28, 1999, as amended.

10.2(2)  Definitive Agreement with Dr. Stephen Stahl, dated May 29, 2007.

14(1)    Code of Ethics

16(1)    Letter from Former Auditor

23.1*    Consent of Demetrius & Company, LLC


23.2(3) Consent of Gersten Savage, LLP (included in the opinion filed as Exhibit 5.1).


99.1(1)  Patent Security  Agreement

*   Filed herewith.

(1) Previously filed with the Company's Registration Statement on Form SB-2 filed with the Commission on June 13, 2007.

(2) Previously filed with the Company's Current Report on Form 8-K, filed with the Commission on May 31, 2007.


(3) Previously filed with this Registration Statement.